EXHIBIT 99.1

AGREEMENT AND PLAN OF MERGER

by and among

Magnum Hunter Resources Corporation,
as the Buyer,

Sharon Hunter, Inc.,
as Merger Sub,

Sharon Resources, Inc.,
as the Company

and

Sharon Energy Ltd.,
as the Seller

ARTICLE I	THE MERGER	1
1.1	Effective Time of Merger	1
1.2	Closing	1
1.3	Merger	2
1.4	Articles of Incorporation	2
1.5	Bylaws	2
1.6	Officers and Directors of Surviving Corporation	2

ARTICLE II	EFFECTS OF THE MERGER	2
2.1	Effect on Capital Stock	2
2.2	Payment and Withholding	3
2.3	Closing Deliveries	5
2.4	Further Assurances	5

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE SELLER	5
3.1	Organization	6
3.2	Authority	6
3.3	Organizational Documents	6
3.4	Capitalization	6
3.5	Title to Company Shares	7
3.6	Subsidiaries and Other Interests	7
3.7	Title to Assets	7
3.8	Title to Oil and Gas Interests	8
3.9	Oil and Gas Operations	8
3.10	Production Allowables and Production Penalties	8
3.11	Condition and Sufficiency of Assets	9
3.12	No Violation	9
3.13	Governmental Consents	9
3.14	Company Financial Statements	9
3.15	Absence of Undisclosed Liabilities	9
3.16	Absence of Certain Changes	10
3.17	Taxes	10
3.18	Litigation	12
3.19	Compliance with Laws	12
3.20	Permits	12
3.21	Environmental Matters	12
3.22	Employee Matters	13
3.23	Employee Benefit Plans	14
3.24	Company Agreements	16
3.25	Regulated Payments	17
3.26	Interested Party Transactions	17
3.27	Insurance	18
3.28	Bank Accounts and Powers of Attorney	18

i

(continued)

3.29	Non-Arm’s Length Transactions	18
3.30	Board Approval	18
3.31	Brokers or Finders	18
3.32	Investment Intent	18
3.33	Restricted Company Shares	18
3.34	Adjusted Tax Basis in Intracompany Debt	19

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE BUYER AND MERGER SUB	19
4.1	Organization	19
4.2	Authority	19
4.3	Organizational Documents	20
4.4	Subsidiaries and Other Interests	20
4.5	Capitalization	20
4.6	SEC Documents; Undisclosed Liabilities	21
4.7	Compliance with Applicable Laws and Reporting Requirements	22
4.8	Litigation	22
4.9	Taxes	22
4.10	Absence of Certain Changes or Events	24
4.11	Properties	24
4.12	Permits	24
4.13	Environmental Matters	25
4.14	Title to Oil and Gas Interests	25
4.15	Oil and Gas Operations	26
4.16	No Violation	26
4.17	Governmental Consents	26
4.18	Non-Arm’s Length Transactions	26
4.19	Brokers or Finders	26
4.20	Labor and Employment Matters	26
4.21	Canadian Ownership	27
4.22	NYSE Amex	27
4.23	Merger Consideration	27
4.24	Board Approval	27
4.25	Reporting Issuer	27

ARTICLE V	COVENANTS AND AGREEMENTS	27
5.1	Conduct of Business of the Company	27
5.2	Conduct of Business of the Buyer	31
5.3	Access and Information	32
5.4	Supplemental Disclosure.	33
5.5	Assistance with Permits and Filings	33
5.6	Fulfillment of Conditions by the Seller	33
5.7	Fulfillment of Conditions by the Buyer	33

ii

(continued)

5.8	Publicity	34
5.9	Transaction Costs	34
5.10	No-Shop Provisions	34
5.11	Nondisclosure	34
5.12	Release by the Seller	34
5.13	Employees and Employee Benefits	35
5.14	Lawsuit Proceeds	35
5.15	Contribution of Intracompany Debt	35
5.16	Shareholder Approval	35
5.17	Maintenance of SEC Reporting Status	35
5.18	Tax Refunds	36
5.19	Tax Matters	36
5.20	Post-Closing Disposition of Buyer Common Stock	37
5.21	Internal Controls over Financial Reporting	37

ARTICLE VI	CLOSING CONDITIONS	37
6.1	Conditions to Each Party’s Obligation to Effect the Transactions Contemplated by this Agreement	37
6.2	Conditions to Obligations of the Buyer	39
6.3	Conditions to Obligations of the Seller	40

ARTICLE VII	INDEMNIFICATION	41
7.1	Indemnification of the Buyer	41
7.2	Indemnification of the Seller	42
7.3	Survival	43
7.4	Notice	44
7.5	Defense of Claims	44
7.6	Exclusive Remedy.	45

ARTICLE VIII	MISCELLANEOUS	45
8.1	Termination	45
8.2	Notices	45
8.3	Attorneys’ Fees and Costs	45
8.4	Counterparts	45
8.5	Interpretation	45
8.6	Assignment	46
8.7	Entire Agreement, Amendment	46
8.8	Specific Performance, Remedies Not Exclusive	46
8.9	GOVERNING LAW	46
8.10	Drafting	46
8.11	Usage	46
8.12	Certain Definitions	47

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Agreement”) is made and entered into as of September 9, 2009, by and among Magnum Hunter Resources Corporation, a Delaware corporation (the “Buyer”), Sharon Hunter, Inc., a Colorado corporation (“Merger Sub”), Sharon Resources, Inc., a Colorado corporation (the “Company”) and Sharon Energy Ltd., an Alberta, Canada corporation (the “Seller”).

WHEREAS, the Seller directly owns all of the outstanding capital stock of the Company (such capital stock being referred to herein as the “Company Shares”);

WHEREAS, each of the respective boards of directors of Merger Sub and the Company has approved, and deemed it advisable and in the best interests of their respective shareholders to consummate, the business combination transaction provided for herein, including the merger (the “Merger”) of Merger Sub with and into the Company in accordance with the applicable provisions of the Colorado Business Corporation Act (the “CBCA”), and upon the terms and subject to the conditions set forth herein;

WHEREAS, the Company engages in the business of oil and gas exploration and production in the United States (the “Business”);

WHEREAS, the Buyer, Merger Sub, the Seller and the Company intend the Merger to qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”); and

WHEREAS, the Buyer, Merger Sub, the Seller and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1   Effective Time of Merger.  Subject to the provisions of this Agreement, a statement of merger (the “Statement of Merger”) shall be duly prepared, executed by the Company and thereafter delivered to the Secretary of State of the State of Colorado for filing, as provided in the CBCA, on the Closing Date.  The Merger shall become effective upon the filing of the Statement of Merger with the Secretary of State of the State of Colorado or at such time thereafter as is agreed upon in writing by the Buyer and the Seller and provided in the Statement of Merger (the “Effective Time”).

1.2   Closing.  The closing of the Merger (the “Closing”) will take place at 10:00 a.m. (Central Time) on the date (the “Closing Date”) that is the second business day after the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VI (excluding conditions that, by their terms, are to be satisfied on the Closing Date but subject to the satisfaction or waiver of such conditions), unless another time or date is agreed to in writing by the parties hereto.  The Closing shall be held at the offices of Fulbright & Jaworski L.L.P., 2200 Ross Avenue, Suite 2800, Dallas, Texas  75201 and Burnet, Duckworth & Palmer LLP, 350 7th Avenue SW, Suite 1400, Calgary, Alberta, unless another place is agreed to in writing by the parties hereto.  The parties hereto shall use their reasonable commercial efforts to cause the Closing Date to occur on or prior to September 30, 2009 or as soon thereafter as reasonably practicable and in any event by December 31, 2009.

1.3   Merger.  At the Effective Time, Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger.  The Merger will have the effects set forth in the CBCA.  As used in this Agreement, “Constituent Corporations” shall mean each of Merger Sub and the Company, and “Surviving Corporation” shall mean the Company, at and after the Effective Time, as the surviving corporation in the Merger.

1.4   Articles of Incorporation.  At the Effective Time, the articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation subject to such changes permitted by and effected in accordance with the CBCA at the Effective Time as the Buyer shall in its sole discretion determine to be appropriate prior to the Effective Time (all of which changes are hereby deemed to be appropriate by the Seller and the Company), with any such changes to be evidenced by the Buyer providing the Seller with a copy of the restated or amended articles of incorporation, or the amendments thereto, to append as Exhibit 1.4 to this Agreement on a post-execution basis.

1.5   Bylaws.  At the Effective Time, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

1.6   Officers and Directors of Surviving Corporation.  The officers of Merger Sub as of the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be.  The directors of Merger Sub as of the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified.

ARTICLE II
EFFECTS OF THE MERGER

2.1   Effect on Capital Stock.  At the Effective Time, by virtue of the Merger:

(a)   Cancellation of Treasury Stock.  All shares of common stock, no par value per share, of the Company (“Company Common Stock”) that are owned by the Company as treasury stock shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b)   Conversion of the Company Common Stock.  Each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled in accordance with Section 2.1(a)) shall be canceled and extinguished and automatically converted into the right to receive merger consideration of 152.9649 fully paid and non-assessable shares of Buyer Common Stock (the “Merger Consideration”).  For purposes of this Agreement the “Aggregate Merger Consideration” means 2,294,474 shares of Buyer Common Stock. Upon such conversion, all such shares of the Company Common Stock shall no longer be outstanding and shall automatically be canceled and extinguished and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent only the right to receive the Merger Consideration in respect of such shares upon the surrender of the certificate representing such shares.  The Merger Consideration shall be appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Buyer Common Stock or Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Buyer Common Stock or Company Common Stock having a record date on or after the date hereof and prior to the Effective Time.

(c)   Merger Sub Capital Stock.  Each share of common stock, par value U.S. $.01 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be automatically converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.  Each certificate evidencing ownership of such share of common stock of Merger Sub shall thereafter evidence ownership of such share of common stock of the Surviving Corporation.

2.2   Payment and Withholding.

(a)   At the time of Closing:

(i)   if the Seller has received a Withholding Certificate from the IRS reducing the FIRPTA Withholding Amount (as defined below) to zero or the Seller has otherwise paid to Buyer the full amount of any required FIRPTA Withholding Amount, the Buyer shall deliver to the Seller a certificate representing all of the Aggregate Merger Consideration;

(ii)   if the Seller has received a Withholding Certificate or other response from the IRS requiring that a FIRPTA Withholding Amount be paid to the IRS and the Seller has not otherwise previously paid to Buyer the full amount of such FIRPTA Withholding Amount, the Seller shall deliver to the Buyer a cashier’s check payable to the IRS in the amount of the FIRPTA Withholding Amount, Buyer shall forthwith transmit to the IRS Forms 8288 and 8288-A together with such cashier’s check by the Buyer for the required FIRPTA Withholding Amount and provide a copy of such forms to the Seller, and the Buyer shall deliver to the Seller a certificate representing all of the Aggregate Merger Consideration; or

(iii)   if the Seller has not received a Withholding Certificate of any kind, the IRS has not refused to issue a Withholding Certificate, and Seller has not otherwise paid to Buyer the full amount of any required FIRPTA Withholding Amount, the Buyer shall (i) deliver to the Seller a certificate representing 2,065,027 shares of Buyer Common Stock, being approximately 90% of the Aggregate Merger Consideration, and (ii) deliver to Burnet, Duckworth & Palmer LLP, as escrow agent (the “Escrow Agent”), a certificate representing the remaining 229,447 shares of Buyer Common Stock, being approximately 10% of the Aggregate Merger Consideration, to be held in escrow pursuant to the Escrow Agreement (as defined in Section 2.3(d)) as collateral to secure the Seller’s obligations to pay the FIRPTA Withholding Amount, if any (the “FIRPTA Collateral Shares”) in accordance with Section 2.2(d) of this Agreement.

(b)   Whenever a dividend or other distribution is declared or made after the date hereof with respect to Buyer Common Stock with a record date after the Effective Time, such declaration shall include a dividend or other distribution in respect of all shares of Buyer Common Stock issuable pursuant to this Agreement (including, without limitation, the FIRPTA Collateral Shares).

(c)   On or before the Closing, the Seller will file with the Internal Revenue Service (the “IRS”) an Application for Withholding Certificate for Dispositions by Foreign Persons of U.S. Real Property Interests (Form 8288-B) requesting an elimination of the amount required to be withheld (the “FIRPTA Withholding Amount”) by the Buyer under Section 1445 of the Internal Revenue Code (“IRC”) as the result of the Merger (the “FIRPTA Withholding Exemption Application”). The Seller shall provide the Buyer with a copy of the FIRPTA Withholding Exemption Application at least five (5) days prior to the time it is filed with the IRS and provide the Buyer the opportunity to review and comment on such application.

(d)   In the event Section 2.2(a)(iii) applies and subsequent to Closing:

(i)   a Withholding Certificate is issued by the IRS reducing the FIRPTA Withholding Amount to zero and a copy of the Withholding Certificate issued by the IRS is provided to the Buyer, the Buyer will forthwith notify the Escrow Agent to release the FIRPTA Collateral Shares (and any cash or stock dividends on such shares) to the Seller in accordance with the Escrow Agreement; or

(ii)   (A) a Withholding Certificate is issued by the IRS reflecting a full or reduced FIRPTA Withholding Amount or (B) 180 days shall have elapsed after the Closing Date without the issuance of a Withholding Certificate, upon the earlier of the two:

(A)   the Seller shall within 10 days deliver to the Buyer a cashier’s check payable to the IRS in the amount of the required FIRPTA Withholding Amount (including penalties and interest, if any), whereupon Buyer shall forthwith transmit to the IRS Forms 8288 and 8288-A together with such cashier’s check to the IRS for the required FIRPTA Withholding Amount and provide a copy of such forms to the Seller; and

(B)   the Buyer shall thereafter forthwith notify the Escrow Agent to release the FIRPTA Collateral Shares (and any cash or stock dividends on such shares) to the Seller in accordance with the Escrow Agreement.

(iii) If the Seller fails to deliver a cashier’s check in the amount of the required FIRPTA Withholding Amount (including penalties and interest) as required by Section 2.2(d)(ii)(A), Seller shall direct the Escrow Agent to deliver the FIRPTA Collateral Shares to Buyer and, upon receipt of such shares, Buyer shall forthwith transmit to the IRS Forms 8288 and 8288-A together with Buyer’s payment of the FIRPTA Withholding Amount; provided, however that the Seller shall remain liable for any deficiency (including penalties and interest).

2.3
Closing Deliveries.  At the Closing:

(a)   the Buyer will pay and deliver the certificates representing the Aggregate Merger Consideration in accordance with Section 2.2.

(b)   the Seller will deliver to the Buyer all certificates evidencing ownership of the Company Shares;

(c)   the Seller will deliver to the Buyer the originals or copies of all of the books, records, ledgers, disks, proprietary information and other data, and all other written or electronic depositories of information, of or relating to the Company that is in the possession of the Seller or any Affiliate of the Seller;

(d)   the Buyer and Seller will execute and deliver the Escrow Agreement in the form attached hereto as Exhibit A (the “Escrow Agreement”); and

(e)   the Buyer and the Seller will execute and deliver the documents required to be delivered by each of them pursuant to Article VI.

2.4   Further Assurances.  At or after the Closing, and without further consideration and at the expense of the Buyer, the Seller will execute and deliver to the Buyer such further instruments of conveyance and transfer as the Buyer may reasonably request in order to effect the Merger and to give the Buyer operational control of the Company, or for aiding, assisting, collecting and reducing to possession any of the assets of the Company and exercising rights with respect thereto.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the correspondingly identified subsection of the disclosure schedule delivered by the Seller to the Buyer concurrently herewith (the “Seller Disclosure Schedule”) (it being understood by the parties that the information disclosed in one subsection of the Seller Disclosure Schedule shall be deemed to be included in each other subsection of the Seller Disclosure Schedule in which the relevance of such information thereto would be readily apparent on the face thereof), the Seller represents and warrants to the Buyer and Merger Sub as follows:

3.1   Organization.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado.  The Company has full power to own its properties and to conduct its Business as presently conducted.  The Company is duly authorized or qualified to do business as a foreign corporation in each State or other jurisdiction set forth on Section 3.1 of the Company Disclosure Schedule and is in good standing in each State or other jurisdiction in which its assets are located or in which its business or operations as presently conducted make such authorization or qualification necessary, except in such States or other jurisdictions where failure to be so authorized or qualified could not reasonably be expected to have a Material Adverse Effect on the business, financial condition, results of operations, assets, liabilities, or prospects of the Company.  Except for assets, employees or operations in the States or jurisdictions set forth on Section 3.1 of the Company Disclosure Schedule, the Company has no material assets, employees or operations in any States or jurisdictions.  Set forth on Section 3.1 of the Company Disclosure Schedule is a list of all assumed names under which the Company operates and all jurisdictions in which any of such assumed names is registered.

3.2   Authority.  The Seller is a corporation duly organized, validly existing and in good standing under the laws of the Province of Alberta, Canada.  The Seller has all requisite capacity, power and authority, to execute, deliver and perform under this Agreement and the other agreements, certificates and instruments to be executed by the Seller in connection with or pursuant to this Agreement (collectively, the “Seller Documents”).  The execution, delivery and performance by the Seller of each Seller Document to which it is a party has been duly authorized by all necessary action on the part of the Seller.  This Agreement has been, and at the Closing the other Seller Documents will be, duly executed and delivered by the Seller.  This Agreement is, and, upon execution and delivery by the Seller at the Closing, each of the other Seller Documents will be, a legal, valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally, and except that the availability of the remedy of specific performance or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.

3.3   Organizational Documents.  The Seller has made available to the Buyer true, correct and complete copies of the Company’s articles of incorporation, bylaws, minute books and ownership records.  Such records include minutes or consents reflecting all material actions taken by the directors (including any committees) and shareholders of the Company.

3.4   Capitalization.

(a)   The authorized capital stock of the Company consists solely of 10,000,000 shares of common stock, no par value per share, of which 15,000 are issued and outstanding.  All of the Company Shares are validly issued, fully paid and nonassessable and were issued free and clear of preemptive or similar rights.  The Company Shares constitute all of the issued and outstanding capital stock of the Company.  None of the Company’s equity interests are held in treasury or reserved for issuance.

(b)   There are no outstanding options, warrants, convertible or exchangeable securities or other rights, agreements, arrangements or commitments obligating the Company or the Seller, directly or indirectly, to issue, sell, purchase, acquire or otherwise transfer or deliver any shares of capital stock in the Company, or any agreement, document, instrument or obligation convertible or exchangeable therefor.  There are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any individual, corporation, partnership, Governmental Body or other entity (a “Person”) is or may be entitled to receive any payment based on the revenues or earnings of the Company.  There are no shareholders’ agreements, voting agreements, voting trusts, proxies or similar agreements binding on the Seller’s interests in the Company or applicable to any of the Company Shares.  All of the outstanding securities of the Company have been offered and sold in compliance with all applicable securities laws, rules and regulations.

3.5   Title to Company Shares.  The Seller owns the Company Shares, of record and beneficially, free and clear of any obligation, lien, claim, pledge, security interest, liability, charge, security interests, assignment of rights or interests, encumbrances, voting agreements, restrictions or contingencies of any nature (each, a “Lien”).  At the Effective Time, the Buyer will acquire the entire legal and beneficial interests in the Company Shares, free and clear of any Lien.

3.6   Subsidiaries and Other Interests.  The Company has no Subsidiaries and owns no equity or debt interest or any form of proprietary interest in any Person, or any obligation, right or option to acquire any such interest.

3.7   Title to Assets.

(a)   Set forth on Section 3.7(a) of the Company Disclosure Schedule is a complete list (including the street address, where applicable) of:  (i) all real property owned by the Company; (ii) all real property (excluding Oil and Gas Interests) leased by the Company or otherwise material to the Company’s Business as currently conducted (clauses (i) and (ii) collectively, the “Real Property”); (iii) each vehicle owned or leased by the Company or otherwise used in connection with the Business; and (iv) each other asset of the Company (excluding Oil and Gas Interests) used in connection with the Business having a book value in excess of U.S.$50,000.  Except as set forth on Section 3.7(a) of the Company Disclosure Schedule, no tangible or intangible asset (excluding Oil and Gas Interests) used in connection or associated with the Business is owned or leased by the Seller or any Affiliate of the Seller (other than the Company).

(b)   Subject to the Permitted Encumbrances, the Company holds a valid leasehold interest in or otherwise has a valid and enforceable right to use, each of the assets described on Section 3.7(a) of the Company Disclosure Schedule that it purports to hold a leasehold interest in, in each case, to continue after Closing.

3.8   Title to Oil and Gas Interests.  Subject to Permitted Encumbrances, the Company has good and defensible title to the Oil and Gas Interests of the Company included or reflected in the Company’s Ownership Interests.  Each Oil and Gas Interest included or reflected in the Company’s Ownership Interests entitles the Company to receive not less than the undivided interest set forth in (or derived from) the Company’s Ownership Interests of all of the oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons (“Hydrocarbons”) produced, saved and sold from or attributable to such Oil and Gas Interest, and the portion of the costs and expenses of operation and development of such Oil and Gas Interest that is borne or to be borne by the Company is not greater than the undivided interest set forth in (or derived form) the Company’s Ownership Interests.

3.9   Oil and Gas Operations.

(a)   All wells included in the Oil and Gas Interests of the Company included or reflected in the Company’s Ownership Interests of which the Company is the operator have been drilled and (if completed) completed, operated and produced, in accordance, in each case, in all material respects, with generally accepted oil and gas field practices and applicable oil and gas joint operating agreements, leases and other contractual obligations, and applicable Laws, rules and regulations.

(b)   To the Seller’s Knowledge, all wells included in the Oil and Gas Interests of the Company included or reflected in the Company’s Ownership Interests of which the Company is not the operator have been drilled and (if completed) completed, operated and produced in accordance, in each case, in all material respects, with generally accepted oil and gas field practices and applicable oil and gas joint operating agreements, leases and other contractual obligations, and applicable Laws, rules and regulations.

3.10   Production Allowables and Production Penalties.

(a)   Except as would not have a Material Adverse Effect on the Company, none of the wells included in the Oil and Gas Interests of the Company included or reflected in the Company’s Ownership Interests has been produced in excess of applicable production allowables imposed by any Laws or Governmental Body and the Seller has no Knowledge of any impending change in production allowables imposed by any Laws or Governmental Body that may be applicable to any of the wells in which it holds an interest, other than changes of general application in the jurisdiction in which such wells are situated.

(b)   The Company has not received notice of any production penalty or similar production restriction of any nature imposed or to be imposed on or in respect of any wells included in the Oil and Gas Interests of the Company reflected in the Company’s Ownership Interests by any Governmental Body, including gas-oil ratio, off-target and overproduction penalties imposed by any Governmental Body that may be applicable, and, to the Seller’s Knowledge, none of the wells in which it holds an interest is subject to any such penalty or restriction.

3.11   Condition and Sufficiency of Assets.  The assets of the Company, including any assets held under leases or licenses:  (a) include all assets used in connection with the Business; (b) are in good condition and repair in all material respects, ordinary wear and tear excepted; (c) are in good working order and have been properly and regularly maintained in all material respects; and (d) except for cash and cash equivalents, constitute all assets used by the Company in the conduct of the Business.

3.12   No Violation.  Except for such conflicts, breaches, consent requirements, violations, defaults, creations, rights of termination or acceleration which would not have a Material Adverse Effect on the Company, neither the execution or delivery of the Seller Documents nor the consummation of the transactions contemplated thereby, including without limitation the Merger, will conflict with or result in the breach of any term or provision of, require consent or violate or constitute a default under (or an event that with notice or the lapse of time or both could constitute a breach or default), or result in the creation of any Lien on the Company Shares or the assets, other than Permitted Encumbrances, of the Company pursuant to, or relieve any third party of any obligation to the Company or give any third party the right to terminate or accelerate any obligation under any charter provision, bylaw, contract, agreement, Permit or Law to which the Company or the Seller is a party or by which any asset of the Company or otherwise used in connection with the Business is in any way bound or obligated.

3.13   Governmental Consents.  Except for those consents set forth on Section 3.13 of the Company Disclosure Schedule, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any court, stock exchange, governmental or quasi-governmental agency, authority, commission, board or other body (each, a “Governmental Body”) is required on the part of the Company or the Seller in connection with the Merger or any of the other transactions contemplated by this Agreement.

3.14   Company Financial Statements.  Attached as Section 3.14 of the Company Disclosure Schedule are true and complete copies of the unaudited balance sheet of the Company (the “Latest Balance Sheet”) as of July 31, 2009 (the “Latest Balance Sheet Date”) and the related unaudited statements of income of the Company for the four months then ended (collectively, the “Company Financial Statements”).  The Company Financial Statements present fairly the financial condition of the Company at the dates specified and the results of its operations for the periods specified and have been prepared in accordance with GAAP consistently applied.  The Company Financial Statements do not contain any items of a special or nonrecurring nature, except as expressly stated therein.  The Company Financial Statements have been prepared from the books and records of the Company, which accurately and fairly reflect the transactions of, acquisitions and dispositions of assets by, and incurrence of liabilities by the Company.

3.15   Absence of Undisclosed Liabilities.  The Company has no direct or indirect debts, obligations or liabilities of any nature, whether absolute, accrued, contingent, liquidated or otherwise, and whether due or to become due, asserted or unasserted, known or unknown (collectively, “Liabilities”), except for (a) Liabilities set forth on the Latest Balance Sheet, (b) trade payables and other current expenses incurred in the ordinary course of business consistent with past practices after the Latest Balance Sheet Date, (c) the Liabilities described on Section 3.15 of the Company Disclosure Schedule, (d) Liabilities which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, and (e) obligations incurred in the ordinary course of business consistent with past practices under Company Agreements and under other immaterial agreements entered into by the Company in the ordinary course of business consistent with past practices that are not required by GAAP to be reflected on the Latest Balance Sheet.  As of the date of this Agreement and as of the Effective Time, the Company will have no accounts payable or other obligations due to the Seller.

3.16   Absence of Certain Changes.  Since the Latest Balance Sheet Date, there has not been (a) any change in the condition (financial or otherwise), results of operations, business, prospects, assets, or Liabilities of the Company or with respect to the manner in which the Company conducts its business or operations that could reasonably be expected to result in a Material Adverse Effect on the Company; (b) any declaration, setting aside, or payment of any dividends or distributions in respect of any securities of the Company or any redemption, purchase, or other acquisition by the Company of any of its securities; (c) any payment or transfer of assets (including without limitation any distribution or any repayment of indebtedness) to or for the benefit of any security holder of the Company; (d) any revaluation by the Company of any of its assets, including, without limitation, the writing down or off of notes or accounts receivable, other than in the ordinary course of business consistent with past practices; (e) any entry by the Company into any commitment or transaction material to the Company including, without limitation, incurring or agreeing to incur capital expenditures in excess of U.S.$100,000, individually or in the aggregate; (f) any increase in indebtedness for borrowed money; (g) any breach or default (or event that with notice or lapse of time could constitute a breach or default), termination, or threatened termination under any Company Agreement by the Company, or, to the Seller’s Knowledge, by any third party; (h) any change by the Company in its accounting methods, principles, or practices; (i) any increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, or other employee benefit plan, or any increase in the compensation payable or to become payable to directors, officers, employees, or consultants of the Company; (j) the termination of employment (whether voluntary or involuntary) of any officer, sales representative or key employee of the Company or the termination of employment (whether voluntary of involuntary) of employees of the Company in excess of historical attrition in personnel; (k) any theft, condemnation, or eminent domain proceeding or any damage, destruction, or casualty loss affecting any asset used in the Business, whether or not covered by insurance; (l) any sale, assignment, or transfer of any asset, except sales in the ordinary course of business consistent with past practices; (m) any waiver by the Company or the Seller of any material rights related to the Business, operations, or assets; (n) any other transaction, agreement or commitment entered into or affecting the Business, operations, or assets, except in the ordinary course of business consistent with past practices; or (o) to the Seller’s Knowledge, any agreement or understanding to do or resulting in any of the foregoing.

3.17   Taxes.

(a)   The Company (a) has duly filed all Tax Returns (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed (taking into account any extensions of time within which to file) by the Company, all of which Tax Returns are true and complete in all material respects, (b) have within the time and manner prescribed by applicable Law paid all Taxes due and owing, and (c) have not received from any Governmental Body written notice of any deficiency for any Taxes, which deficiency has not been satisfied.  There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company. The Company is not the subject of any currently ongoing Tax audit.  Other than for the year ended March 31, 2009, the Company has not requested any extension of time within which to file any Tax Returns in respect of any taxable year (or other period) that have not since been filed, nor made any request for waivers of the time to assess any Taxes that are pending or outstanding.

(b)   The Latest Balance Sheet reflects an adequate reserve, in accordance with generally accepted accounting principles, for all Taxes payable (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) by the Company accrued through the Latest Balance Sheet Date.

(c)   The Company is not a party to any “gain recognition agreement” as described in Treasury Regulations Section 1.367(a)-8 (or any analogous provision of foreign law).  No claim has ever been made in writing by a Governmental Body in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(d)   The Company is not now, nor has it ever been, a party to or bound by any contract, agreement or other arrangement (whether or not written) that (a) requires the Company to make any Tax payment to or for the account of any other Person, (b) affords any other Person the benefit of any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) of the Company, or (c) requires or permits the transfer or assignment of income, revenues, receipts or gains to the Company from any other Person, other than payments made to the Company in the ordinary course of business.  The Company has no any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 or any analogous state, local, or foreign law by reason of having been a member of any consolidated, combined, or unitary group.  The Company is not a party to any transaction that is or was (a) intended to qualify under Sections 355 or 368 of the Code, or (b) required to be reported as a “listed transaction” to any Governmental Body under Treasury Regulations Section 1.6011-4(b)(2) (or any comparable or predecessor provision of federal, state, local or foreign law).

(e)   The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(f)   Neither the Seller, nor the Company has taken any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(g)   “Tax” or “Taxes” means any and all taxes, charges, fees, levies, assessments, duties or other amounts payable to any federal, state, local or foreign taxing authority or agency, including without limitation:  (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer and gains taxes; (ii) customs, duties, imposts, charges, levies or other similar assessments of any kind; and (iii) interest, penalties and additions to tax imposed with respect thereto.

3.18   Litigation.  There are no pending or, to the Seller’s Knowledge, threatened, lawsuits, administrative proceedings, arbitrations, reviews, or formal or informal complaints or investigations (“Litigation”) by any Person against or relating to the Company or any of its directors, officers, employees, agents, or Affiliates (in their capacities as such), or to which any of the assets of the Company are subject or relating to the Merger or other transactions contemplated by this Agreement or the consummation thereof, nor, to the Seller’s Knowledge, is there any basis therefor.  The Company is not subject to or bound by any currently existing judgment, order, writ, injunction, or decree.

3.19   Compliance with Laws.  The Company is currently complying, in all material respects, with and has at all times complied with each applicable federal, state, local, municipal, foreign, international, multinational, or other constitution, law, ordinance, principle of common law, statute, or treaty, as well as any regulation, rule, order, or policy adopted by  any Governmental Body (collectively “Laws”), except where the failure to comply does not have, or would not reasonably be expected to have, a Material Adverse Effect on the Company.

3.20   Permits.  The Company owns or possesses all permits, licenses, authorizations, approvals, quality certifications, franchises or rights issued by all Governmental Bodies that are required by applicable Law for the operation of the Company’s Business (collectively, “Permits”).  Each of such Permits is described on Section 3.20 of the Company Disclosure Schedule.  No loss or expiration of any Permit will result from the Merger or the other transactions contemplated by this Agreement and no loss or expiration of any Permit on Section 3.20 of the Company Disclosure Schedule is otherwise pending or, to the Seller’s Knowledge, threatened or reasonably foreseeable.  No proceeding is pending or, to the Knowledge of the Seller, threatened before any Governmental Body to vacate, revoke, refuse to renew, or modify any or all of the Permits or that could in any manner threaten or adversely affect any or all of the Permits.  To the Seller’s Knowledge, no event has occurred that permits, or after notice or lapse of time would permit, the revocation or termination of any or all of the Permits.  Seller has no reason to believe that any or all of the Permits will not be renewed in the ordinary course.

3.21   Environmental Matters.

(a)   (i) The Company holds, and is currently, and at all prior times has been, in continuous compliance in all material respects with all permits, licenses, registrations and other governmental authorizations required under all applicable foreign, federal, state and local statutes, rules, regulations, ordinances, orders or decrees relating to contamination, pollution or protection of human health, natural resources or the environment (“Environmental Laws”) for the Company to conduct its Business as currently conducted (“Environmental Permits”), and are currently, and at all prior times have been, otherwise in continuous compliance in all material respects with all applicable Environmental Laws and, to the Knowledge of the Seller, there is no condition that would reasonably be expected to prevent or interfere with compliance with all applicable Environmental Laws and all applicable Environmental Permits in the future, (ii) the Company has not received any written notice, claim, demand, action, suit, complaint, proceeding or other communication by any person alleging any violation of, or any actual or potential liability under, any Environmental Laws (an “Environmental Claim”), and the Seller has no Knowledge of any pending or threatened Environmental Claim, (iii) no hazardous, dangerous or toxic substance, including without limitation, petroleum (including without limitation crude oil or any fraction thereof), asbestos and asbestos-containing materials, polychlorinated biphenyls, radon, fungus, mold, urea-formaldehyde insulation or any other material that is regulated pursuant to any Environmental Laws or that could result in liability under any Environmental Laws has been generated, transported, treated, stored, installed, disposed of, arranged to be disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently or formerly owned, leased or otherwise used by the Company, in violation of, or in a manner or to a location that could give rise to liability to the Company under Environmental Laws, (iv) other than abandonment and reclamation obligations pertaining to the Company’s Oil and Gas Interests or other than in the ordinary course of business, the Company has not assumed, contractually or by operation of law, any liabilities or obligations under or relating to any Environmental Laws, and (v) the Company has operated its business at all times and has generated, received, handled, used, stored, treated, shipped, recycled and disposed of all waste and contaminants in compliance, in all material respects, with Environmental Laws.

(b)   The Company has not received notice of any proposed environmental or royalty policies or Laws which could have a Material Adverse Effect on any oil and gas exploration, development or production operations of the Company, other than those that apply to the oil and gas industry generally.

3.22   Employee Matters.

(a)   Set forth on Section 3.22 of the Company Disclosure Schedule is a complete list of (i) all current regular, full-time and/or permanent employees of the Company, including date of employment, current title, compensation (salaries, bonus plans, commission structures), and date and amount of last increase in compensation, accrued vacation and personal days, and (ii) all employment, independent contractor and consulting agreements to which the Company is party.  The Company has no collective bargaining, union, or labor agreements, contracts, or other arrangements with any group of employees, labor union, or employee representative and, to the Seller’s Knowledge, there is no organization effort currently being made or threatened by or on behalf of any labor union with respect to employees of the Company.  The Company has not experienced in the prior two years, and, to the Seller’s Knowledge, there is no basis for any material labor trouble, work stoppage, slow down, or other interference with or impairment of the Business.  To the Seller’s Knowledge, no employee of the Company is subject to any agreement or obligation that restricts or limits his or her ability to devote his or her full talents and efforts to the Company.

(b)   To the Seller’s Knowledge, the Company is not subject to any currently pending or threatened, material claims, charges, demands or suits arising under or based upon wages, commissions or benefits owed; covenants of fair dealing and good faith; material claims for torts, including but not limited to defamation, intentional infliction of emotional distress, negligence and any other wrongful conduct; material claims for wrongful discharge or retaliation, material claims under the Americans With Disabilities Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and 1873, the Family Medical Leave Act of 1993, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act (“ERISA”), the Fair Labor Standards Act of 1938, or the Consolidated Omnibus Budget Reconciliation Act of 1988 (“COBRA”).  To the Seller’s Knowledge, the Company is not the subject of any currently ongoing or threatened investigations or audits by any Governmental Body for employment-related violations, including any investigations or audits by or on behalf of the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the Internal Revenue Service, Department of Labor or any analogous Governmental Body.  To the Seller’s Knowledge, there is no basis for any material claims, lawsuits, charges or investigations described in this subsection (b).

(c)   The Company is currently complying in all material respects with and has at all times complied in all material respects with all applicable employment-related Laws.  The Company has at all times been a subscriber to workers’ compensation in all States in which it has operated.

3.23   Employee Benefit Plans.

(a)   Set forth in Section 3.23(a) of the Company Disclosure Schedule is a complete and correct list of all “Employee Benefit Plans.”  The term “Employee Benefit Plans” means (x) any “employee benefit plan” or “plan” within the meaning of Section 3(3) of ERISA, and (y) all plans or policies providing for “fringe benefits” (including but not limited to vacation, paid holidays, personal leave, employee discounts, educational benefits or similar programs), and each other bonus, incentive compensation, deferred compensation, profit sharing, stock, severance, retirement, health, life, disability, group insurance, employment, stock option, stock purchase, stock appreciation right, performance share, supplemental unemployment, layoff, consulting, or any other similar plan, agreement, policy or understanding (whether qualified or nonqualified, currently effective or terminated within the six years preceding the date hereof), and any trust, escrow or other agreement related thereto, which (i) is or has been established, maintained or contributed to by the Company or any other corporation or trade or business under common control with the Company (an “ERISA Affiliate”) as determined under Section 414(b), (c) or (m) of the Code with respect to the Business, or with respect to which the Company has or may have any Liability that could affect the Business, or (ii) provides benefits, or describes policies or procedures applicable, to any director, officer, employee, former director, officer, employee or dependent thereof of the Business, regardless of whether funded.  Employee Benefit Plan also includes any written or enforceable oral representations made to any director, officer, employee or former director, officer or employee of the Business promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under Code Section 4980B).

(b)   The Seller has provided or made available to the Buyer a true and complete copy of each Employee Benefit Plan that covers any director, officer or employee, or former director, officer or employee or dependent of any director, officer or employee, or former director, officer or employee of the Business (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof, together with (i) the most recent favorable determination letter, if any, with respect to each Employee Benefit Plan, (ii) the most recent annual report prepared in connection with any such Employee Benefit Plan (Form 5500, including all applicable schedules), (iii) the most recent actuarial valuation report prepared in connection with any such Employee Benefit Plan and (iv) the most recently disseminated summary plan description and an explanation of any material plan modifications made after the date thereof.

(c)   No Seller nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Employee Benefit Plan or, except as required to comply with applicable Law, to modify or change any existing Employee Benefit Plan that would affect any present or former director, officer or employee of the Business, or such present or former director’s, officer’s or employee’s dependents or beneficiaries.

(d)   Except as set forth on Schedule 3.23(d), there is no Employee Benefit Plan that is maintained or contributed to by the Seller or any ERISA Affiliate in connection with the Business with respect to which the Company has or may have any material Liability that is or was subject to Part 3 of Title I of ERISA or Title IV of ERISA and none of the Employee Benefit Plans is or was a “multiple employer plan” or a “multi-employer plan” (as described or defined in ERISA or the Code).

(e)   Except as provided in the applicable Employee Benefit Plan or as set forth on Schedule 3.23(e), each Employee Benefit Plan which provides benefits to any director, officer or employee of the Business could be terminated as of the date of the Closing with no Liability to the Company or the Buyer.

(f)   Each Employee Benefit Plan is and at all times has been maintained, funded, operated, administered and invested in compliance with the terms of such Employee Benefit Plan and all applicable Laws, including ERISA, and the Code and the Company has performed all of its material obligations under each Employee Benefit Plan. All contributions required to be made to any Employee Benefit Plan by applicable Laws or by the terms of such Employee Benefit Plan, and all premiums due or payable with respect to insurance policies funding any Employee Benefit Plan, for any period through to the Effective Date, have been timely made or paid in full.

(g)   Except as provided on Schedule 3.23(g), the Company does not provide, and is not obligated to provide, benefits, including without limitation death, health, medical, or hospitalization benefits (whether or not insured), with respect to current or former directors, officers or employees of the Business, their dependents or beneficiaries beyond their retirement or other termination of employment other than (i) coverage mandated by applicable Law, (ii) death benefits or retirement benefits under any “employee pension benefit plan”, as that term is defined in Section 3(2) of ERISA, or (iii) deferred compensation benefits accrued as liabilities on the books of the Company.

(h)   Neither the execution and delivery of this Agreement, or any other document contemplated hereby, by the Company nor the consummation of the transactions contemplated hereby or (either alone or upon the occurrence of any additional or subsequent events, e.g., a termination of employment) will result in the acceleration or creation of any rights of any person to benefits under any Employee Benefit Plan of the Company (including, but not limited to, the acceleration of the vesting or exercisability of any stock options or similar equity-based compensation, the acceleration of the vesting of any restricted stock or similar equity-based compensation, the acceleration of the accrual or vesting of any benefits under any pension plan or the acceleration or creation of any rights under any employment, severance, parachute or change in control agreement).  Each Employee Benefit Plan of the Company can be terminated within 30 days, without payment of any additional contribution or amount and without the vesting or acceleration of any benefits promised by the plan.

(i)   With respect to the Employee Benefit Plans, individually and in the aggregate, no event has occurred and, to the knowledge of the Seller, there exists no condition or set of circumstances in connection with which the Company could be subject to any liability that would reasonably be expected to have a Material Adverse Effect on the Company under ERISA, the Code, or any other applicable Law.

(j)   Except as would not reasonably be expected to have a Material Adverse Effect on the Company, (i) no liability under Title IV or section 302 of ERISA has been incurred by the Company or by any ERISA Affiliate that has not been satisfied in full, and (ii) no condition exists that presents a risk to the Company or any ERISA Affiliate of incurring any such liability.

3.24   Company Agreements.

(a)   Except this Agreement and as set forth in Section 3.22 of the Company Disclosure Schedule, the Company is not a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral and including all amendments thereto) (i) with respect to the service of any directors, officers, employees, or independent contractors or consultants that are natural persons, involving the payment of US$50,000 or more in any 12 month period, (ii) that is material to the business, the assets, the equity value or the operations of the Company (for the purposes of this paragraph, any contract, arrangement, commitment or understanding pursuant to which the Company will, or may reasonably be expected to, result in a requirement of the Company to expend more than an aggregate of US$75,000 or receive or be entitled to receive revenue of more than US$150,000, in either case in the next 12 months, or is out of the ordinary course of business of the Company, shall be considered to be material), (iii) which limits the ability of the Company to compete in its current line of business in any geographic area or with any person, or which requires referrals of business and, in each case, which limitation or requirement would reasonably be expected to be material to the Company, (iv) with or to a labor union or guild (including any collective bargaining agreement), or (v) which would prevent, delay or impede the consummation of any of the transactions contemplated by this Agreement.  The Company has previously made available to Buyer or its representatives complete and accurate copies of each contract, arrangement, commitment or understanding of the type described in this Section 3.24 (collectively referred to herein as the “Company Agreements”).

(b)   All of the Company Agreements are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.  The Company has not, nor is alleged to have, and to the Seller’s Knowledge, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Agreement, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Company.  To the Seller’s Knowledge, no party to a Company Agreement intends to alter its relationship with the Company as a result of or in connection with the transactions contemplated by the Seller Documents.

(c)   The entering into of the Seller Documents and the consummation of the Merger and the other transactions contemplated by the Seller Documents, without notice to or consent or approval of any Person, will not constitute a breach of, violation of, or default under any provision of any Company Agreement.

3.25   Regulated Payments.  Neither the Seller nor any director, officer, agent, or employee of the Company, nor, to the Seller’s Knowledge, any Affiliate or immediate family member of any of the foregoing has (a) used any funds of the Company for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity, (b) made any payment in violation of applicable Law to any foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (c) violated any applicable procurement laws or regulations, or (d) made any other gift, contribution or payment in violation of applicable Law.

3.26   Interested Party Transactions.  There are currently no business dealings or transactions between the Company and the Seller or any Affiliate (including such Affiliate’s family members) of the Company or the Seller under which the Company will have continuing obligations following the Closing, other than pursuant to this Agreement and the transactions contemplated hereby and transactions between the Company, as employer, and such Person, as employee, in the usual, regular and ordinary course of business.

3.27   Insurance.  Set forth on Section 3.27 of the Company Disclosure Schedule is a complete and accurate list of all primary, excess and umbrella policies, bonds and other forms of insurance currently owned or held by or on behalf, or providing insurance coverage to, the Company, the Business or the Company’s assets, managers, officers, employees or agents.  Subject to their renewal at the applicable date, all such policies, bonds and other forms of insurance shall remain in full force and effect after the Merger and the other transactions contemplated by this Agreement.  All such policies are in full force and effect.  The Company has not received any notice of default under any such policy or received written notice of any pending or threatened termination or cancellation, coverage limitation or reduction, or material premium increase with respect to any such policy.  There is no self-insurance coverage provided by or for the benefit of the Company.  No letters of credit have been posted and no cash has been restricted to support any reserves for insurance.  The Company’s insurance policies are issued by insurers of recognized responsibility and insure the Company, the Business and the Company’s assets against such losses and risks, and in such amounts, as are customary in the case of corporations of established reputation engaged in the same or similar businesses and similarly situated.

3.28   Bank Accounts and Powers of Attorney.  Set forth on Schedule 3.28 is a list of (a) each bank, trust company and stock or other broker with which the Company has an account, credit line or safe deposit box (collectively, “Bank Accounts”), (b) all Persons authorized to draw on, or to have access to, each of the Bank Accounts, and (c) all Persons authorized by proxies, powers of attorney or other like instruments to act on behalf of the Company.

3.29   Non-Arm’s Length Transactions.  The Company has not entered into any transactions (including any acquisition or disposition of assets or the receipt or provision of any services) with a Person (other than Seller) with whom it did not deal at arm’s length for purposes of applicable Laws with respect to Taxes where such transactions were not for fair market value consideration and on arm’s length terms and conditions.

3.30   Board Approval.  The Seller’s Board of Directors, by resolutions duly adopted, has approved this Agreement and the transactions contemplated by this Agreement.  Except as may be required by the TSXV, no approval of the shareholders of the Seller is required to consummate the Merger and effect the other transactions contemplated by this Agreement.

3.31   Brokers or Finders.  No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement.

3.32   Investment Intent.  The Seller is acquiring the Buyer Common Stock that will be issued to the Seller as Aggregate Merger Consideration for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

3.33   Restricted Company Shares.  The Seller understands that the Buyer Common Stock constitute “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be sold, pledged or otherwise disposed of unless they are subsequently registered under the Securities Act and applicable state securities laws or unless an exemption from registration is available.

3.34   Adjusted Tax Basis in Intracompany Debt.  The Seller will have an adjusted tax basis in the Intracompany Debt at least equal to the amount thereof at the time of its capital contribution of the Intracompany Debt pursuant to Section 5.15 hereof. The capital contribution of the Intracompany Debt will not create gross income to the Company, the Surviving Corporation or the Buyer that would be subject to any Tax.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER AND MERGER SUB

Except as set forth in the correspondingly identified subsection of the disclosure schedule delivered by the Buyer to the Company concurrently herewith (the “Buyer Disclosure Schedule”) (it being understood by the parties that the information disclosed in one subsection of the Buyer Disclosure Schedule shall be deemed to be included in each other subsection of the Buyer Disclosure Schedule in which the relevance of such information thereto would be readily apparent on the face thereof), the Buyer and Merger Sub jointly and severally represent and warrant to the Seller and the Company as follows:

4.1   Organization.  The Buyer and Merger Sub are, respectively, corporations duly organized, validly existing and in good standing under the laws of the States of Delaware and Colorado.  Each of the Buyer and Merger Sub has full power to own its properties and to conduct its business as presently conducted.  The Buyer is duly authorized or qualified to do business as a foreign corporation and is in good standing in each State or other jurisdiction in which its assets are located or in which its business or operations as presently conducted make such authorization or qualification necessary, except in such States or other jurisdictions where failure to be so authorized or qualified could not reasonably be expected to have a Material Adverse Effect on the business, financial condition, results of operations, assets, liabilities, or prospects of the Buyer.  Merger Sub was incorporated on September 3, 2009 solely for the purpose of effecting the Merger with and into the Company.

4.2   Authority.  Each of the Buyer and Merger Sub has all requisite capacity, power and authority, to execute, deliver and perform under this Agreement and the other agreements, certificates and instruments to be executed by the Buyer and Merger Sub in connection with or pursuant to this Agreement (collectively, the “Buyer Documents”).  The execution, delivery and performance by the Buyer and Merger Sub of each Buyer Document to which it is a party has been duly authorized by all necessary action on the part of the Buyer.  This Agreement has been, and at the Closing the other Buyer Documents will be, duly executed and delivered by the Buyer and Merger Sub.  This Agreement is, and, upon execution and delivery by the Buyer and Merger Sub at the Closing, each of the other Buyer Documents to which it is a party will be, a legal, valid and binding agreement of the Buyer and Merger Sub, as the case may be, enforceable against the Buyer and Merger Sub, as applicable, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally, and except that the availability of the remedy of specific performance or other equitable relief is subject to the discretion of the court before which any proceeding therefore may be brought.

4.3   Organizational Documents.  The Buyer has made available to the Seller true, correct and complete copies of the certificate of incorporation of the Buyer, the articles of incorporation of Merger Sub, and the bylaws of each of the Buyer and Merger Sub.

4.4   Subsidiaries and Other Interests.  Except as set forth on Section 4.4 of the Buyer Disclosure Schedule, the Buyer has no Subsidiaries and owns no equity or debt interest or any form of proprietary interest in any Person, or any obligation, right or option to acquire any such interest.

4.5   Capitalization.

(a)   The authorized capital stock of the Buyer consists of (i) 10,000,000 shares of preferred stock, par value U.S.$.001 per share (the “Buyer Preferred Stock”) and (ii) 90,000,000 shares of Buyer Common Stock. As of the date of this Agreement there are (i) no shares of the Buyer Preferred Stock issued and outstanding or held in treasury; (ii) 40,806,872 shares of the Buyer Common Stock issued and outstanding and no shares of the Buyer Common Stock held in treasury; (iii) options exercisable for an aggregate of 1,458,000 shares of the Buyer Common Stock as described on Section 4.5 of the Buyer Disclosure Schedule (the “Buyer Options”); (iv) warrants exercisable for an aggregate of 6,838,962 shares of the Buyer Common Stock as described on Section 4.5 of the Buyer Disclosure Schedule (the “Buyer Warrants”); and (iv) no debentures redeemable for an shares of the Buyer Common Stock (the “Buyer Debentures”).

(b)   All outstanding shares of the Buyer Common Stock or the Buyer Preferred Stock have been duly authorized and validly issued and are fully paid and, except as set forth in the Delaware General Corporate Law, non-assessable, and are not subject to preemptive rights.

(c)   No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote (“Voting Debt”) of the Buyer are issued or outstanding.

(d)   Except for the Buyer Options, the Buyer Warrants and the Buyer Debentures described in Section 4.5(a), there are no options, warrants, calls, rights, commitments or agreements of any character to which the Buyer is a party obligating the Buyer to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights of the Buyer or obligating the Buyer to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.  Except as permitted by Section 5.2, there are no outstanding contractual obligations of the Buyer (i) to repurchase, redeem or otherwise acquire any shares of capital stock of the Buyer, or (ii) pursuant to which the Buyer is or could be required to register shares of the Buyer Common Stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”).

(e)   Since June 30, 2009, except as permitted by Section 5.2, the Buyer has not (A) issued or permitted to be issued any shares of capital stock, stock appreciation rights or securities exercisable or exchangeable for or convertible into shares of capital stock of the Buyer or any of its Subsidiaries other than pursuant to and as required by the terms of the Buyer Options, the Buyer Warrants and the Buyer Debentures granted prior to the date hereof (B) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more the Buyer Subsidiaries, any shares of capital stock of the Buyer; or (C) declared, set aside, made or paid to the shareholders of the Buyer dividends or other distributions on the outstanding shares of capital stock of the Buyer.

4.6   SEC Documents; Undisclosed Liabilities.

(a)   The Buyer has filed all required reports, schedules, registration statements, financial statements and other documents with the SEC since December 31, 2007 (the “Buyer SEC Documents”).  As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Buyer SEC Documents complied in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Documents, and none of the Buyer SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of the Buyer included in the Buyer SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of the Buyer and its consolidated Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown.  Except as previously disclosed in writing to the Seller by the Buyer, there are no outstanding comments from the staff of the SEC with respect to any of the Buyer SEC Documents.

(b)   Except for (A) those liabilities that are fully reflected or reserved for in the consolidated financial statements of the Buyer included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009, as filed with the SEC prior to the date of this Agreement (the “Buyer Financial Statements”), (B) liabilities incurred since June 30, 2009 in the ordinary course of business consistent with past practice, (C) liabilities which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Buyer, (D) liabilities incurred pursuant to the transactions contemplated by this Agreement, and (E) liabilities or obligations discharged or paid in full prior to the date of this Agreement in the ordinary course of business consistent with past practice, the Buyer and its Subsidiaries do not have, and since June 30, 2009, the Buyer and its Subsidiaries have not incurred (except as permitted by Section 5.2), any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in the Buyer Financial Statements in accordance with generally accepted accounting principles).

4.7   Compliance with Applicable Laws and Reporting Requirements.

(a)   The Buyer holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Bodies that are material to the operation of the businesses of the Buyer and its Subsidiaries, taken as a whole, and the Buyer and its Subsidiaries are and have been in compliance with the terms of all such permits, licenses, variances, exemptions, orders or approvals and all applicable Laws and regulations and their own privacy policies, except where the failure so to hold or comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Buyer.

(b)   The businesses of the Buyer and its Subsidiaries are not being and have not been conducted in violation of any law, ordinance or regulation of any Governmental Body (including the Sarbanes-Oxley Act of 2002), except for possible violations which, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect on the Buyer.

(c)   The Buyer has designed and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  The Buyer (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Buyer in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Buyer’s management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to the Buyer’s auditors and the audit committee of the Buyer’s Board of Directors (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Buyer’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Buyer’s internal controls over financial reporting.

4.8   Litigation.  Except as set forth on Section 4.8 of the Buyer Disclosure Schedule, there are no pending or, to the Buyer’s Knowledge, threatened Litigation by any Person against or relating to the Buyer or any of its directors, officers, employees, agents, or Affiliates (in their capacities as such), or to which any of the assets of the Buyer are subject or relating to the Merger or other transactions contemplated by this Agreement or the consummation thereof, nor, to the Buyer’s Knowledge, is there any basis therefor.  Except as set forth on Section 4.8 of the Buyer Disclosure Schedule, the Buyer is not subject to or bound by any currently existing judgment, order, writ, injunction, or decree.

4.9   Taxes.

(a)   The Buyer and its Subsidiaries (a) have duly filed all Tax Returns (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed (taking into account any extensions of time within which to file) by the Buyer or its Subsidiaries, all of which Tax Returns are true and complete in all material respects, (b) have within the time and manner prescribed by applicable Law paid all Taxes due and owing, and (c) have not received from any Governmental Body written notice of any deficiency for Taxes, which deficiency has not been satisfied.  Neither the Buyer nor any of its Subsidiaries is the subject of any currently ongoing Tax audit.  There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Buyer or its Subsidiaries.  Neither the Buyer nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any taxable year (or other period) that have not since been filed, nor made any request for waivers of the time to assess any Taxes that are pending or outstanding.

(b)   The most recent Buyer Financial Statements reflect an adequate reserve, in accordance with generally accepted accounting principles, for all Taxes payable (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) by the Buyer and its Subsidiaries accrued through the date of the Buyer Financial Statements.

(c)   Neither the Buyer nor any of its Subsidiaries is a party to any “gain recognition agreement” as described in Treasury Regulations Section 1.367(a)-8 (or any analogous provision of foreign law).  No claim has ever been made in writing by a Governmental Body in a jurisdiction where the Buyer or its Subsidiaries do not file Tax Returns that the Buyer or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(d)   Neither the Buyer nor any of its Subsidiaries is now or has ever been a party to or bound by any contract, agreement or other arrangement (whether or not written) that (a) requires the Buyer or any of its Subsidiaries to make any Tax payment to or for the account of any other Person, (b) affords any other Person the benefit of any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) of the Buyer or any of its Subsidiaries, or (c) requires or permits the transfer or assignment of income, revenues, receipts or gains to the Buyer or any of its Subsidiaries from any other Person, other than payments made to the Buyer and its Subsidiaries in the ordinary course of business.  Neither the Buyer nor any of its Subsidiaries has any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 or any analogous state, local, or foreign law by reason of having been a member of any consolidated, combined, or unitary group, other than the affiliated group of which the Buyer is currently the common parent corporation.  Neither the Buyer nor any of its Subsidiaries is a party to any transaction that is or was (a) intended to qualify under Sections 355 or 368 of the Code, or (b) required to be reported as a “listed transaction” to any Governmental Body under Treasury Regulations Section 1.6011-4(b)(2) (or any comparable or predecessor provision of federal, state, local or foreign law).

(e)   The Buyer and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(f)   Neither the Buyer, nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.10   Absence of Certain Changes or Events.  Except as disclosed on Section 4.10 of the Buyer Disclosure Schedule or as permitted by Section 5.2, since June 30, 2009, (i) the Buyer and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices and (ii) there has not been any change, circumstance or event (including any event involving a prospective change) which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on the Buyer.

4.11   Properties.  The Buyer or one of its Subsidiaries (i) has good and marketable title to all the properties and assets reflected in the Buyer Financial Statements as being owned by the Buyer or one of its Subsidiaries or acquired after the date thereof which are material to the Buyer’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever, subject in all cases to the terms and provisions of the title documents related to such properties and assets and except (A) statutory liens securing payments not yet due or liens which are being properly contested by the Buyer or one of its Subsidiaries in good faith and by proper legal proceedings and for which adequate reserves related thereto are maintained on the Buyer Financial Statements, (B) such imperfections or irregularities of title, claims, liens, charges, security interests, easements, covenants and other restrictions or encumbrances as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise impair business operations at such properties, and (C) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected in the Buyer Financial Statements (except such liens which have been satisfied or otherwise discharged in the ordinary course of business since the date of such financial statements) (such liens, imperfections, irregularities, encumbrances and rights in clauses (A), (B) and (C) “Buyer Permitted Liens”), and (D) where the failure to have such good and marketable title, or where the existence of any such claims, liens, charges, security interests or encumbrances, would not, individually or in the aggregate, have a Material Adverse Effect on the Buyer, and (ii) is the lessee of all leasehold estates reflected in the Buyer Financial Statements or acquired after the date thereof which are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Buyer’s Knowledge, the lessor, other than where the failure to be such lessee or in such possession, or where such default, would not, individually or in the aggregate, have a Material Adverse Effect on the Buyer.

4.12   Permits.  The Buyer owns or possesses all permits, licenses, authorizations, approvals, quality certifications, franchises or rights issued by all Governmental Bodies that are required by applicable Law for the operation of the Buyer’s business as currently conducted (collectively, “Buyer’s Permits”). No loss or expiration of any Buyer’s Permit will result from the Merger or the other transactions contemplated by this Agreement and no loss or expiration of any Buyer’s Permits is otherwise pending or, to the Buyer’s Knowledge, threatened or reasonably foreseeable.  No proceeding is pending or, to the Knowledge of the Buyer, threatened before any Governmental Body to vacate, revoke, refuse to renew, or modify any or all of the Buyer’s Permits or that could in any manner threaten or adversely affect any or all of the Buyer’s Permits.  To the Buyer’s Knowledge, no event has occurred that permits, or after notice or lapse of time would permit, the revocation or termination of any or all of the Buyer’s Permits. The Buyer has no reason to believe that any or all of the Buyer’s Permits will not be renewed in the ordinary course.

4.13   Environmental Matters.

(a)   (A) The Buyer and its Subsidiaries hold, and are currently, and at all prior times have been, in continuous compliance with all Environmental Permits required for the Company to conduct its operations, and are currently, and at all prior times have been, otherwise in continuous compliance with all applicable Environmental Laws and, to the Knowledge of the Buyer, there is no condition that would reasonably be expected to prevent or interfere with compliance with all applicable Environmental Laws and all applicable Environmental Permits in the future, (B) the Buyer and its Subsidiaries have not received any Environmental Claim, and the Buyer has no Knowledge of any pending or threatened Environmental Claim, (C) no hazardous, dangerous or toxic substance, including without limitation, petroleum (including without limitation crude oil or any fraction thereof), asbestos and asbestos-containing materials, polychlorinated biphenyls, radon, fungus, mold, urea-formaldehyde insulation or any other material that is regulated pursuant to any Environmental Laws or that could result in liability under any Environmental Laws has been generated, transported, treated, stored, installed, disposed of, arranged to be disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently or formerly owned, leased or otherwise used by the Buyer or its Subsidiaries, in violation of, or in a manner or to a location that could give rise to liability to the Buyer or its Subsidiaries under Environmental Laws, (D) other than in the ordinary course of business, the Buyer and its Subsidiaries have not assumed, contractually or by operation of law, any liabilities or obligations under or relating to any Environmental Laws, and (E) except where the failure to would not reasonably be expected to have a Material Adverse Effect on the Buyer, the Buyer has operated its business at all times and has generated, received, handled, used, stored, treated, shipped, recycled and disposed of all waste and contaminants in compliance with Environmental Laws.

(b)   The Buyer has not received notice of any proposed environmental or royalty policies or Laws which could have a Material Adverse Effect on the Buyer on any oil and gas exploration, development or production operations of the Buyer, other than those that apply to the oil and gas industry generally.

4.14   Title to Oil and Gas Interests.  Subject to Permitted Encumbrances, the Buyer has good and defensible title to the Oil and Gas Interests of the Buyer included or reflected in the Buyer’s Ownership Interests. Each Oil and Gas Interest included or reflected in the Buyer’s Ownership Interests entitles the Buyer to receive not less than the undivided interest set forth in (or derived from) the Buyer’s Ownership Interests of all of the Hydrocarbons produced, saved and sold from or attributable to such Oil and Gas Interest, and the portion of the costs and expenses of operation and development of such Oil and Gas Interest that is borne or to be borne by the Buyer is not greater than the undivided interest set forth in (or derived form) the Buyer’s Ownership Interests.

4.15   Oil and Gas Operations.

(a)   All wells included in the Oil and Gas Interests of the Buyer included or reflected in the Buyer’s Ownership Interests of which the Buyer is the operator have been drilled and (if completed) completed, operated and produced, in accordance, in each case, in all material respects, with generally accepted oil and gas field practices and applicable oil and gas joint operating agreements, leases and other contractual obligations, and applicable Laws, rules and regulations.

(b)   To the Buyer’s Knowledge, all wells included in the  Oil and Gas Interests of the Buyer included or reflected in the Buyer’s Ownership Interest of which the Buyer is not the operator have been drilled and (if completed) completed, operated and produced in accordance, in each case, in all material respects, with generally accepted oil and gas field practices and applicable oil and gas joint operating agreements, leases and other contractual obligations, and applicable Laws, rules and regulations.

4.16   No Violation.  The execution, delivery and performance of the Buyer Documents by the Buyer and the Merger Sub will not conflict with or result in the breach of any term or provision of, or violate or constitute a default under any charter provision or bylaw or under any material agreement, order or Law to which the Buyer or the Merger Sub is a party or by which the Buyer or the Merger Sub is in any way bound or obligated, in each case that would prevent the Buyer from consummating the transactions contemplated by this Agreement.

4.17   Governmental Consents.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Body is required on the part of the Buyer in connection with the transactions contemplated by this Agreement.

4.18   Non-Arm’s Length Transactions.  Except as set forth on Section 4.18 of the Buyer Disclosure Schedule, neither the Buyer nor its Subsidiaries have entered into any transactions (including any acquisition or disposition of assets or the receipt or provision of any services) with a Person with whom it did not deal at arm’s length for purposes of applicable Laws with respect to Taxes where such transactions were not for fair market value consideration and on arm’s length terms and conditions.

4.19   Brokers or Finders.  No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement.

4.20   Labor and Employment Matters.  (i) There is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the Buyer’s Knowledge, threatened against Buyer or any of its Subsidiaries, (ii) no union or labor organization represents, or claims to represent, any group of employees with respect to their employment by Buyer or any of Subsidiaries and, to the Buyer’s Knowledge, no union organizing campaign with respect to the employees of Buyer or its Subsidiaries is threatened or underway, (iii) to the Buyer’s Knowledge, there is no unfair labor practice charge or complaint against Buyer or its Subsidiaries pending or threatened before the National Labor Relations Board or any similar state or foreign agency or Governmental Body, (iv) to the Buyer’s Knowledge, there is no grievance pending relating to any collective bargaining agreement or other grievance procedure, (v) to the Buyer’s Knowledge, no charges with respect to or relating to Buyer or its Subsidiaries are pending before the Equal Employment Opportunity Commission or any other agency or Governmental Body responsible for the prevention of unlawful employment practices and (vi) to the Buyer’s Knowledge of Buyer, no employee of the Buyer or its Subsidiaries is in violation of any term of any restrictive covenant, common law nondisclosure obligation, fiduciary duty, or other obligation to a former employer of any such employee relating (A) to the right of any such employee to be employed by Buyer or its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information, in each case which would have a Material Adverse Effect on the Buyer or its Subsidiaries.

4.21   Canadian Ownership. At the Effective Time, after giving effect to the issuance of the Aggregate Merger Consideration in accordance with the terms hereof, residents of Canada (i) will not own directly or indirectly more than 10% of the outstanding Buyer Common Stock, and (ii) will not represent in number more than 10% of the total number of owners, directly or indirectly, of Buyer Common Stock, in each case, as determined in accordance with National Instrument 45-102 of the Canadian Securities Administrators.

4.22   NYSE Amex.  The Buyer Common Stock (excluding the Aggregate Merger Consideration) is listed and posted for trading on the NYSE Amex and Buyer is in compliance with the rules of NYSE Amex in all material respects.

4.23   Merger Consideration. At the Effective Time, the Aggregate Merger Consideration will be validly issued as fully paid and non-assessable shares of Buyer Common Stock.

4.24   Board Approval.  The Buyer’s Board of Directors, by resolutions duly adopted, have approved this Agreement and the transactions contemplated by this Agreement.  No approval of the shareholders of the Buyer is required to consummate the Merger and effect the other transactions contemplated by this Agreement.

4.25   Reporting Issuer.  At the Effective Time, the Buyer will not be a reporting issuer in any jurisdiction in Canada.

ARTICLE V
COVENANTS AND AGREEMENTS

5.1   Conduct of Business of the Company.  During the period from the date of this Agreement and continuing until the Closing Date, the Seller and the Company agree as to the Company that, except as expressly contemplated or permitted by this Agreement or to the extent that the Buyer shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed:

(a)   Ordinary Course.  The Company shall (and the Seller shall cause it to) carry on its business in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact its present business organizations, maintain its rights, franchises, licenses and other authorizations issued by Governmental Bodies and preserve its relationships with employees, customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing businesses shall not be impaired in any material respect at the Closing Date.  The Company shall (and the Seller shall cause it to) not (i) enter into (including via any acquisition) any new line of business, (ii) make any material change to its businesses, except as required by applicable legal requirements, (iii) enter into, terminate or fail to renew any material lease, contract, license or agreement, or make any change to any existing material leases, contracts, licenses or agreements other than in the ordinary course of business or consistent with past practice, (iv) make any capital expenditures, other than capital expenditures which, in the aggregate, do not exceed the aggregate amount for capital expenditures specified in the Company’s capital expenditure budget (a true and complete copy of which has been provided to the Buyer prior to the date of this Agreement), or (v) the Company has not paid nor will it be required to pay any bonus, fee, distribution, remuneration or other compensation to any person (other than salaries, wages or bonuses paid or payable to employees in the ordinary course of business in accordance with current compensation levels and practices as set out in Section 5.1(a) of the Company Disclosure Schedule) as a result of the transactions contemplated by this Agreement or otherwise, or (vi) enter into, or materially modify or terminate, any “swap agreement” (as defined in 11 U.S.C. § 101, as in effect from time to time, or any successor statute) for speculative purposes, including, without limitation, any rate swap agreement, forward rate agreement, commodity swap, commodity option, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement, rate floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option and any other similar agreement.

(b)   Dividends; Changes in Stock.  The Company shall not (and the Seller shall not permit it to), nor shall the Company propose to (and the Seller shall not permit it to propose to), (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire, purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(c)   Issuance of Securities.  The Company shall not (and the Seller shall cause the Company not to), issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt, any stock appreciation rights, or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing.

(d)   Governing Documents, Etc.  The Company shall not (and the Seller shall not permit the Company to) amend or propose to amend the Company’s articles of incorporation or bylaws or, except as permitted pursuant to Section 5.1(f), enter into a plan of consolidation, merger or reorganization with any Person.

(e)   No Acquisitions.  The Company shall not (and the Seller shall cause the Company not to), acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, rights or properties.

(f)   No Dispositions.  Other than production of the Company in the ordinary course of business that would not present a material risk of any material delay in the receipt of any Requisite Regulatory Approval, the Company shall not (and the Seller shall cause the Company not to), sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of the Company’s assets, rights or properties (including indebtedness of others held by the Company) which are material, individually or in the aggregate, to the Company.

(g)   Indebtedness.  The Company shall not (and the Seller shall cause the Company not to), incur, create or assume any long term indebtedness for borrowed money (or modify any of the material terms of any such outstanding long-term indebtedness), guarantee any such long term indebtedness or issue or sell any long term debt securities or warrants or rights to acquire any long term debt securities of the Company or guarantee any long term debt securities of others, other than (i) indebtedness in connection with any costs or expenditures permitted under this Agreement (including the FIRPTA Withholding Amount) or (ii) indebtedness that does not exceed U.S.$100,000 in the aggregate.

(h)   Other Actions.  The Company shall not (and the Seller shall cause the Company not to), intentionally take any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue, subject to such exceptions as do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Surviving Corporation or the Buyer following the Closing Date, or in any of the conditions precedent set forth in Article VI not being satisfied or in a violation of any provision of this Agreement.

(i)   Accounting Methods; Tax Matters.  The Company has not and shall not (and the Seller shall not permit the Company to) change its methods of accounting in effect at March 31, 2009, except as required by generally accepted accounting principles and concurred to by the Company’s independent auditors.  The Company shall not (i) change its annual tax accounting period and (ii) make any tax election that, individually or in the aggregate, would reasonably be likely to have a Material Adverse Effect on the Company, the Surviving Corporation or the Buyer after the Closing Date.

(j)   Compensation and Benefit Plans.  During the period from the date of this Agreement and continuing until the Closing Date, the Company agrees that it will not (and the Seller will not permit the Company to): (i) other than in the ordinary course of business consistent with past practice, enter into, adopt, renew, amend (except for such amendments as may be required by applicable Law) or terminate any Employee Benefit Plan of the Company, (ii) except as required by any Employee Benefit Plan of the Company as in effect as of the date hereof and except for normal payments, awards and increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any director, officer, employee, independent contractor or consultant or pay any benefit not required by any Employee Benefit Plan of the Company as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, (iii) enter into or renew any contract, agreement, commitment or arrangement (other than a renewal occurring in accordance with the terms of an the applicable Employee Benefit Plan of the Company) providing for the payment to any director, officer, employee, independent contractor or consultant of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement, or (iv) provide, with respect to the grant of any stock option, restricted stock, restricted stock unit or other equity-related award on or after the date hereof to the extent permitted by Section 5.1(c), that the vesting of any such stock option, restricted stock, restricted stock unit or other equity-related award shall accelerate or otherwise be affected by the occurrence of the Merger or any of the other transactions contemplated by this Agreement.

(k)   No Liquidation.  The Company shall not (and the Seller shall cause the Company not to), adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

(l)   Litigation.  The Company shall not (and the Seller shall cause the Company not to), settle or compromise any Litigation other than settlements or compromises of Litigation where the amount paid (less the amount reserved for such matters by the Company) in settlement or compromise, in each case, does not exceed US$50,000.

(m)   No Restrictions on Business.  The Company shall not (and the Seller shall cause the Company not to), enter into or otherwise become party to any contract, arrangement, commitment or understanding that will restrict or limit, in any material respect, the ability of the Company from conducting, from and after the date of this Agreement, any of its Business in any geographical area, other than any contract, arrangement, commitment or understanding terminable in full (including the restrictions and limitations on conduct of business) on notice of not more than 45 days by the Company without the incurrence of any liability (including an incurrence of an obligation to make any payment of any amount in respect of such termination).

(n)   Tax Free Qualification.  Neither the Seller nor the Company shall intentionally take or cause to be taken any action, whether before or after the Effective Time, which would reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

5.2   Conduct of Business of the Buyer.  During the period from the date of this Agreement and continuing until the Closing, the Buyer agrees as to itself and its Subsidiaries that, except as expressly contemplated or permitted by this Agreement or to the extent that the Company shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed:

(a)   Ordinary Course.  The Buyer and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Bodies and preserve their relationships with employees, customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Closing.

(b)   Dividends; Changes in Stock.  Except as set forth in Section 5.2(b) of the Buyer Disclosure Schedule or in accordance with the terms of the Employee Benefit Plans of the Buyer, the Buyer shall not, nor shall it permit any of its Subsidiaries to, or propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(c)   Governing Documents.  The Buyer shall not amend or propose to amend its certificate of incorporation or bylaws.

(d)   Other Actions.  The Buyer shall not, and shall not permit any of its Subsidiaries to, intentionally take any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue (including, without limitation, with respect to the shareholdings of Canadian residents at the Effective Time), subject to such exceptions (other than with respect to the shareholdings of Canadian residents at the Effective Time) as do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Buyer following the Closing, or in any of the conditions precedent set forth in Article VI not being satisfied or in a violation of any provision of this Agreement.

(e)   No Liquidation.  The Buyer shall not adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

(f)   No Restrictions on Business.  The Buyer shall not, and shall not permit any of its Subsidiaries to, enter into or otherwise become party to any contract, arrangement, commitment or understanding that will restrict or limit, in any material respect, the ability of the Buyer or any of its Subsidiaries or Affiliates from conducting, from and after the date of this Agreement, any of their businesses in any geographical area, other than any contract, arrangement, commitment or understanding terminable in full (including the restrictions and limitations on conduct of business) on notice of not more than 45 days by the Buyer or a Subsidiary thereof without the incurrence of any liability (including an incurrence of an obligation to make any payment of any amount in respect of such termination).

(g)   Other Agreements.  The Buyer shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 5.2.

(h)   No Dispositions.  Other than (i) dispositions of assets of which the consideration received by the Buyer in respect thereof is not less than the fair market value of such assets, and (ii) production of the Buyer and its Subsidiaries in the ordinary course of business and internal reorganizations or consolidations involving existing Subsidiaries that would not present a material risk of any material delay in the receipt of any Requisite Regulatory Approval, the Buyer shall not, and shall not permit any of its Subsidiaries to, sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets, rights or properties (including capital stock of its Subsidiaries and indebtedness of others held by the Buyer and its Subsidiaries) which are material, individually or in the aggregate, to the Buyer.

5.3   Access and Information.  Upon reasonable notice, the Company and Buyer shall each afford to the duly authorized representatives of the Buyer and Seller, respectively, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, records and officers and, during such period, each of the Company and Buyer shall make available to Buyer and Seller, respectively, such information concerning its business, properties and personnel as such other party may reasonably request.  Neither the Company  nor the Buyer shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the Person in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement.  The Company and the Buyer will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply, including adopting additional specific procedures to protect the confidentiality of certain sensitive material and, if necessary, restricting review of certain sensitive material to the receiving party’s financial advisors or outside legal counsel.  The parties hereto will hold any such information that is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the letter agreement, dated May 6, 2009, between Buyer (formerly known as Petro Resources Corp.) and the Seller (the “Confidentiality Agreement”), which Confidentiality Agreement will remain in full force and effect. No such investigation by either Buyer or the Seller shall affect the representations and warranties of the other.

5.4   Supplemental Disclosure. Each of Seller and Buyer shall confer on a regular and frequent basis with the other, and promptly advise the other orally and in writing of any change or event of which such party has knowledge having, or which would reasonably be expected to have, a Material Adverse Effect on such party or which would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein. In addition to the foregoing, each of the Seller and the Buyer will promptly supplement or amend in writing the Company Disclosure Schedule or the Buyer Disclosure Schedule, as applicable, with respect to any matter that arises or is discovered after the date hereof that, if existing or known at the date hereof, would have been required to be set forth or listed in the Company Disclosure Schedule or the Buyer Disclosure Schedule, as applicable, hereto; provided that, for purposes of determining whether a breach exists with respect to any of the representations and warranties hereunder, any such written supplemental or amended disclosure will be deemed to have been disclosed to the other party and included in the Company Disclosure Schedule or the Buyer Disclosure Schedule, as applicable, if such disclosure is delivered to the other party no less than five business days prior to the Closing Date and the other party does not object to such disclosure in writing to the party delivering the supplement or amendment within three business days of receipt thereof. In no event shall a party have a separate remedy or recovery for a failure of the other party to supplement or amend its Disclosure Schedule.

5.5   Assistance with Permits and Filings.  Each of the Buyer and the Seller will furnish the other with all information concerning the Company, the Seller, the Merger Sub or the Buyer that is reasonably required for inclusion in any application or filing made by such party to any Governmental Body in connection with the transactions contemplated by this Agreement.  The Seller, at Buyer’s expense, will use commercially reasonable efforts to assist the Buyer in obtaining any Permits, or any consents to assignment related thereto, that the Buyer will require in connection with the continued operation of the Company after the Closing; provided however that Seller shall be responsible for expenses relating to obtaining Permits for which the Company represented that it owned or possessed pursuant to Section 3.20 of this Agreement but that the Company did not so own or possess as of the Effective Time.

5.6   Fulfillment of Conditions by the Seller.  The Seller agrees not to take any action that would cause the conditions to the obligations of the parties to effect the transactions contemplated hereby not to be fulfilled, including without limitation by taking or causing to be taken any action that would cause the representations and warranties made by the Seller herein not to be true and correct as of the Closing.  The Seller will take all reasonable steps within its power to cause to be fulfilled the conditions precedent to the Buyer’s obligations to consummate the transactions contemplated hereby that are dependent on the actions of the Seller.

5.7   Fulfillment of Conditions by the Buyer.  The Buyer agrees not to take any action that would cause the conditions to the obligations of the parties to effect the transactions contemplated hereby not to be fulfilled, including without limitation by taking or causing to be taken any action that would cause the representations and warranties made by the Buyer herein not to be true and correct as of the Closing.  The Buyer will take all reasonable steps within its power to cause to be fulfilled the conditions precedent to the obligations of the Seller to consummate the transactions contemplated hereby that are dependent on the actions of the Buyer.

5.8   Publicity.  Except in respect of any announcement required by applicable law or by obligations pursuant to any listing agreement with or rules of NYSE Amex (formerly known as the American Stock Exchange (Amex)) (the “NYSE Amex”) or the TSXV in which it is impracticable to consult with each other, Buyer and Seller shall consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.  In addition to the foregoing, no party shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party's business, financial condition or results of operations without the consent of such other party, which consent shall not be unreasonably withheld or delayed

5.9   Transaction Costs.  The Seller will pay all transaction costs and expenses (including legal, accounting and other professional fees) incurred by the Company or the Seller in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby.  The Buyer will pay all transaction costs and expenses (including legal, accounting and other professional fees) that it incurs in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

5.10   No-Shop Provisions.  The Seller hereby covenants and agrees that it will not, and will not permit any of its Affiliates (including the Company) to, directly or indirectly (through agents or otherwise), initiate, encourage or solicit (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into or engage in any discussions or negotiations with any Person in furtherance of such inquiries or to obtain a Competing Transaction, or endorse or agree to endorse any Competing Transaction, or authorize or permit any manager, director, officer or employee of the Company or the Seller, or any investment banker, financial advisor, attorney, accountant or other representative retained by the Seller or any of its Affiliates (including the Company) to take any such action.  For purposes of this Agreement, “Competing Transaction” means any of the following (other than the transactions contemplated by this Agreement) involving the Company:  (i) any merger, consolidation, share exchange, business combination or similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of the assets of the Company (other than sales of inventory in the ordinary course of business and consistent with past practice or pursuant to a transaction that is in compliance with Section 5.1(a)); or (iii) any offer, sale or other transfer of any capital stock of the Company.

5.11   Nondisclosure. The Seller acknowledges and agrees that all confidential information and data of the Company (collectively, “Confidential Information”) are valuable assets constituting part of the assets of the Company and, following the Closing, will be owned exclusively by the Buyer and the Company.  The Seller agrees to, and agrees to use reasonable efforts to cause its representatives to, treat the Confidential Information as confidential and not to make use of such information for its own purposes or for the benefit of any other Person (other than the Company prior to the Closing or the Buyer after the Closing).

5.12   Release by the Seller.  In consideration for the Aggregate Merger Consideration and other good and valuable consideration, effective upon the Closing, the Seller, for itself and its successors and assigns, hereby fully and unconditionally releases and forever discharges the Company from any and all claims, demands, losses, costs, expenses (including reasonable attorneys’ fees and expenses), obligations, Liabilities and/or damages of every kind and nature whatsoever, whether now existing, known or unknown, relating in any way, directly or indirectly, to the Company, this Agreement or the transactions contemplated hereby, that the Seller may now have or may hereafter claim to have against the Company or any of its directors, officers, employees, agents, Affiliates, successors or assigns; provided, that the foregoing release will not affect any obligations of the Buyer or the Surviving Corporation to the Seller under this Agreement.

5.13   Employees and Employee Benefits.  Notwithstanding anything in this Agreement to the contrary, from and after the Closing Date, the Buyer will have sole discretion over the hiring, promotion, retention, termination and other terms and conditions of the employment of the employees of the Company.  Nothing herein will prevent the Buyer, or any of its Subsidiaries, or the Company from amending or terminating any Employee Benefit Plan in accordance with its terms.

5.14   Lawsuit Proceeds.  The Seller acknowledges and agrees that any and all net proceeds received by the Company, the Seller or their Affiliates from the lawsuit styled “Camden Resources, LLC, Sharon Resources, Inc., Diaz Resources, Inc., Pintail Production Company, Inc., Xplor Energy SPV-1, Inc., Zachry Exploration, Inc., and Neumin Production Company v. JFE Steel Corporation, JFE Steel America, Inc., Bourland & Leverich Supply Co., L.C. and B&L Supply Properties, L.L.C.” filed in the District Court of Colorado County, Texas (the “Lawsuit”) properly and exclusively belong to the Company.  If at any time before or after the Closing the Seller or its Affiliates (other than Diaz Resources, Inc.) directly or indirectly receive any proceeds from the Lawsuit, the Seller will, and will use commercially reasonable efforts to cause its Affiliates (other than Diaz Resources, Inc.) to, immediately transmit such proceeds to the Company (or, if after the Closing, to the Surviving Corporation or as the Buyer may otherwise direct).

5.15   Contribution of Intracompany Debt.  On or before the Closing Date the Seller shall make a capital contribution to the Company of all principal, interest and other amounts owed on the $1,500,000.00 loan from the Seller to the Company, which loan constitutes the only intracompany debt owed by the Company to the Seller or any of its Affiliates (the “Intracompany Debt”).

5.16   Shareholder Approval.  In the event that the TSX Venture Exchange (the "TSXV") requires the shareholders of Seller to approve the transactions contemplated hereby, Buyer shall assist Seller in preparing the information circular to be provided to Seller's shareholders in connection with obtaining such approval, provided that in no event shall Buyer be required to provide for inclusion in such information circular disclosure with respect to its oil and gas properties in accordance with National Instrument 51-101 or be required to prepare a reconciliation of any of its financial statements to Canadian GAAP.

5.17   Maintenance of SEC Reporting Status.  Until Seller shall be permitted pursuant to Rule 144 under the Securities Act to transfer all shares of Buyer Common Stock beneficially owned by Seller in a single transaction and without restriction and for one year thereafter, Seller shall timely file all reports required to be filed by Seller with the SEC pursuant to the Exchange Act, including, without limitation, such reports as may be necessary to comply with the current public information requirements of Rule 144(c)(1) under the Securities Act and Seller shall not suspend or terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would otherwise permit such termination.

5.18   Tax Refunds.  All refunds of Taxes relating to the Company received by the Buyer or the Surviving Corporation with respect to Tax periods ending on or before the Effective Time will be for the account of the Seller, except to the extent that the refund of Taxes is attributable to the carry back of net operating losses or credits of the Company while a member of the Buyer’s affiliated group (as that term is defined in Section 1504 of the IRC).  The Buyer or the Surviving Corporation, as the case may be, shall pay over to the Seller the full amount of any such refunds that it receives immediately upon receipt thereof

5.19   Tax Matters.  The following provisions shall govern the allocations of responsibility for certain Tax matters following the Closing Date.

(a)   Tax Indemnity:  The Seller shall indemnify the Buyer from (without duplication) any loss, claim, liability, expense or other damage attributable to (i) all Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the Closing Date and for the portion of any taxable period that includes (but does end on) the Closing Date (a “Pre-Closing Period”), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any similar state, local or foreign law and (iii) any and all Taxes of any person other than the Company imposed on the Company as a transferee or successor, by contract or by law which Taxes relate to events or transactions occurring before the Closing.

(b)   Straddle Period.  In the case of any taxable period that includes but does not end on the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company for any Pre-Closing Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Company for any Straddle Period that relates to the Pre-Closing Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(c)   Responsibility for Filing Tax Returns.  The Buyer shall prepare and file all Tax Returns for the Company that are filed after the Closing Date.

(d)   Cooperation on Tax Matters.  The Seller shall cooperate fully in connection with the Buyer’s filing of Tax Returns provided in (ii) above and in any audit, litigation or other proceeding with respect to Taxes of the Company.  Such cooperation will include the retention of records and information reasonably relevant to any such audit, litigation or other proceeding.  The Seller agrees to retain all books and records with respect to Tax matters pertinent to the Company before the Closing Date until the expiration of the statute of limitations.  The Buyer and the Seller agree to use their best efforts to obtain any certificates or other documents from any Governmental Authority as may be necessary to mitigate or eliminate any Tax that could be imposed (including any Tax under section 897 of the IRC or any Tax required to be withheld under section 1445 of the IRC).  All tax sharing agreements to which the Company may be a party shall be terminated as of the Closing Date and after the Closing Date the Company shall not be bound thereby.  All transfer, documentary, sales or use, stamp, registration and other such Taxes and all conveyance fees, recording fees incurred in connection with consummation of the Merger shall be paid by the Seller when due.

5.20   Post-Closing Disposition of Buyer Common Stock.

(a)   During the two (2) year period immediately following the Closing Date, the Seller will give the Buyer five (5) days prior written notice each time the Seller plans to sell (in a single transaction or series of related transactions) Buyer Common Stock constituting more than 25% of the Aggregate Merger Consideration initially received by the Seller.

(b)   If at any time during such two (2) year period the Buyer enters into an underwriting agreement relating to the Buyer Common Stock or securities convertible into Buyer Common Stock with an investment banking firm to offer Buyer Common Stock or securities convertible into Buyer Common Stock, (i) the Buyer will have the right (the “Lock-up Right”) to notify the Seller of the proposed offering and (ii) the Seller will not sell any of its Buyer Common Stock during the sixty (60) day period immediately following the execution of the underwriting agreement; provided, however, the Buyer may not exercise the Lock-up Right more than three (3) times during such two (2) year period.

5.21   Internal Controls over Financial Reporting.  As soon as reasonably practicable, the Company will design and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

ARTICLE VI
CLOSING CONDITIONS

6.1   Conditions to Each Party’s Obligation to Effect the Transactions Contemplated by this Agreement.  The respective obligations of each of the parties to effect the Closing shall be subject to the satisfaction of the following conditions prior to the Closing Date or such other time specified:

(a)   The Closing shall occur on or before December 31, 2009.

(b)   The authorizations, consents, orders or approvals of, or declarations or filings with, and the expirations of waiting periods required from, any Governmental Body (including the TSXV) required in connection with the completion of the transactions contemplated by this Agreement shall have been filed, have occurred or been obtained (all such authorizations, orders, declarations, approvals, filings and consents and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals”), and all such Requisite Regulatory Approvals shall be in full force and effect.

(c)   No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

(d)   There shall not be (i) any action taken, or any Law enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement or the transactions contemplated by this Agreement by any Governmental Body of competent jurisdiction, or (ii) any circumstance arising, or transaction, agreement, arrangement or instrument entered into, or which would be necessary to be entered into, in connection with the transactions contemplated by this Agreement or the transactions contemplated by this Agreement, which, in either case:

(i)   makes illegal or otherwise directly or indirectly restrains, enjoins or prohibits the transactions contemplated by this Agreement; or

(ii)   results in a judgment or assessment of material damages directly or indirectly relating to the transactions contemplated herein.

(e)   There will be no pending or threatened Litigation in any court or any proceeding before or by any Governmental Body to restrain or prohibit or obtain damages or other relief with respect to this Agreement or the other Seller Documents, Buyer Documents or the consummation of the transactions contemplated by this Agreement.

(f)   If required by the TSXV, the Merger shall have been approved by the Seller's shareholders in accordance with the rules of the TSXV and in form and substance satisfactory to each of the Buyer and the Seller, acting reasonably; provided, however, under no circumstances shall the Buyer be required to comply with National Instrument 51-101 in connection with Seller’s obtaining such approval or be required to prepare a reconciliation of any of its financial statements to Canadian GAAP.

The foregoing conditions are for the mutual benefit of the parties hereto and may be asserted or waived by the parties hereto (with respect to such party) in its sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which the party may have.

6.2   Conditions to Obligations of the Buyer.  The obligation of the Buyer to effect the Closing is subject to the satisfaction on or prior to the Closing Date of the following conditions unless waived by the Buyer:

(a)   Except as affected by the transactions contemplated or permitted by this Agreement, all representations and warranties of the Seller contained in this Agreement are true and correct in all material respects (if not qualified by materiality) or in all respects (if qualified by materiality) at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing, except for those representations and warranties which address matters only as a particular date (which will be true and correct in all material respects only as of such date) and the Buyer will have received a certificate to such effect, in form and substance reasonably satisfactory to the Buyer, executed on behalf of the Company by an executive officer of the Company and by the Seller.

(b)   The Seller will have performed and complied in all material respects with all the covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing except where the failure to so perform or comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company, including without limitation the delivery of all items required to be delivered by it pursuant to Section 2.3, and the Buyer will have received a certificate to such effect, in form and substance reasonably satisfactory to the Buyer, executed by an executive officer of the Seller.

(c)   All Liens on the assets of the Company (other than Permitted Encumbrances) or the Company Shares will have been released and the Seller will have delivered to the Buyer executed UCC-3 termination statements or other releases satisfactory to the Buyer to evidence such releases.

(d)   The Buyer shall be satisfied, acting reasonably, that there will be no options, warrants or other rights requiring the issuance of any securities of the Company or any securities convertible into, or exchangeable for, or otherwise evidencing a right to acquire any securities or the Company after giving effect to the transactions contemplated by this Agreement.

(e)   The Buyer will not be required to comply with the oil and gas disclosure requirements of NI 51-101 or be required to prepare a reconciliation of any of its financial statements to Canadian GAAP in connection with the transactions contemplated by this Agreement.

(f)   From and after the date hereof and prior to the Closing, no event, circumstance, fact or change shall have occurred that, individually or in the aggregate, has had, or is reasonably expected to have, a Material Adverse Effect on the Company, and no material adverse change in the financial condition of the Company shall have occurred prior to the date hereof from that reflected in the Company Financial Statements.

(g)   The Seller shall have made a capital contribution of the Intracompany Debt to the Company, and at the time of such capital contribution, the Seller shall have had an adjusted tax basis in the Intracompany Debt at least equal to the amount thereof.

(h)   Seller shall have furnished Buyer with certified copies of the resolutions duly passed by the Board of Directors of each of Seller and the Company approving this Agreement and the consummation of the transactions contemplated hereby.

The conditions in this Section 6.2 are for the exclusive benefit of the Buyer and may be asserted or waived by the Buyer in its sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which the Buyer may have.

6.3   Conditions to Obligations of the Seller.  The obligation of the Seller to effect the Closing is subject to the satisfaction on or prior to the Closing Date of the following conditions unless waived by the Seller:

(a)   Except as affected by the transactions contemplated or permitted by this Agreement, all representations and warranties of the Buyer contained in this Agreement will be true and correct in all material respects (if not qualified by materiality) or in all respects (if qualified by materiality) at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing, except for the representations and warranties that address matters only as a particular date (which will be true and correct in all material respects only as of such date) and the Seller will have received a certificate to such effect in form and substance reasonably satisfactory to the Seller executed on behalf of the Buyer by an executive officer of the Buyer.

(b)   The Buyer will have performed and complied in all material respects with all the covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing except where the failure to so perform or comply would not, individually or in the aggregate, have a Material Adverse Effect on the Buyer, including without limitation the delivery of all items required to be delivered by them pursuant to Section 2.3, and the Seller will have received a certificate to such effect in form and substance reasonably satisfactory to the Seller executed on behalf of the Buyer by an executive officer of the Buyer.

(c)   From and after the date hereof and prior to the Closing, no event, circumstance, fact or change shall have occurred that, individually or in the aggregate, has had, or is reasonably expected to have, a Material Adverse Effect on the Buyer, and no material adverse change in the financial condition of the Buyer shall have occurred prior to the date hereof from that reflected in its most recently filed financial statements.

(d)   The Aggregate Merger Consideration to be issued in accordance herewith shall have been authorized for listing on NYSE Amex and shall be validly issued to Seller as fully paid and non-assessable shares.

(e)   The Buyer shall have furnished the Seller with certified copies of the resolutions duly passed by the Board of Directors of each of the Buyer and the Merger Sub approving this Agreement and the consummation of the transactions contemplated hereby.

(f)   The Seller shall be satisfied, acting reasonably, that at the Effective Time Buyer shall not be a reporting issuer in any jurisdiction of Canada and, after giving effect to the issuance of the Aggregate Merger Consideration in accordance with the terms hereof, residents of Canada (i) shall not own directly or indirectly more than 10% of the outstanding Buyer Common Stock, and (ii) shall not represent in number more than 10% of the total number of owners, directly or indirectly, of Buyer Common Stock, in each case, determined in accordance with National Instrument 45-102 of the Canadian Securities Administrators.

The conditions in this Section 6.3 are for the exclusive benefit of the Seller and may be asserted or waived by the Seller in its sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which the Seller may have.

ARTICLE VII

INDEMNIFICATION

7.1   Indemnification of the Buyer.  Notwithstanding any investigation by the Buyer or its representatives, the Seller will indemnify and hold the Buyer, the Surviving Corporation and their respective directors and officers (collectively, the “Buyer Parties”) harmless from any and all Liabilities, obligations, claims, contingencies, damages, costs and expenses, including all court costs, Litigation expenses and reasonable attorneys’ fees (collectively, “Losses”), that any Buyer Party may suffer or incur as a result of or relating to:

(a)   the breach of any representation or warranty made by the Seller in this Agreement or pursuant hereto;

(b)   the breach of any covenant or agreement made by the Seller in this Agreement or pursuant hereto;

(c)   any Liability relating to any Litigation or other third party claims relating to or arising from the activities and operations of the Company with respect to any period (or portion thereof) occurring on or prior to the Closing, including without limitation, those matters set forth on Schedule 3.18 (but excluding subject to Section 7.1(d) (i) all Environmental Claims and (ii) all Abandonment and Reclamation Obligations relating to the Company’s Oil and Gas Interests arising or accruing prior to the Effective Time);

(d)   any liability for Environmental Claims relating to or arising from the activities and operations of the Company prior to the Effective Time regardless of when the environmental hazard giving rise to such liability thereunder is discovered and any liability for Abandonment and Reclamation Obligations of the Company relating to any wells, structures, buildings, pipelines, equipment and other facilities or any lands that were, or were required pursuant to applicable Law to have been, abandoned, decommissioned or reclaimed, as the case may be, prior to the Effective Time; or

(e)   any claim for brokers’ or finders’ fees or agents’ commissions arising from or through the Company, the Seller or any of their respective Affiliates in connection with the negotiation or consummation of the transactions contemplated by this Agreement;

provided that, except with respect to any fraud or willful misconduct by the party from whom indemnification is sought in connection with this Agreement, the documents executed in connection herewith or the transactions contemplated hereby, for which no such limitations will apply, the Buyer Parties will not be entitled to indemnification under Section 7.1(a) unless the aggregate amount of all Losses for which the Buyer Parties are entitled to indemnification exceeds U.S.$200,000 in which case the Buyer Parties will be entitled to indemnification for the entire amount of such Losses, and the maximum aggregate liability for which the Buyer Parties will be entitled to indemnification under Section 7.1(a) is U.S.$2,350,000.  For purposes of indemnification pursuant to this Section 7.1; and, provided further, that the Buyer Parties will not be entitled to indemnification for any Losses for which the Seller Parties are entitled to indemnification under Section 7.2.

The provisions of this Section 7.1 are intended to be for the benefit of, and shall be enforceable by, each director and officer of Buyer and Surviving Corporation, his or her heirs, executors, administrators and other representatives (collectively, “Buyer Third Party Beneficiaries”) and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.  Buyer shall hold the rights and benefits of this Section 7.1 in trust for and on behalf of the Buyer Third Party Beneficiaries and Buyer hereby accepts such trust and agrees to hold the benefit of and enforce performance of such covenants on behalf of the Buyer Third Party Beneficiaries.

7.2   Indemnification of the Seller.  The Buyer will indemnify and hold the Seller and its directors and officers (collectively, the “Seller Parties”) harmless from any and all Losses that the Seller Party may suffer or incur as a result of or relating to:

(a)   the breach of any representation or warranty made by the Buyer in this Agreement or pursuant hereto;

(b)   the breach of any covenant or agreement made by the Buyer in this Agreement or pursuant hereto;

(c)   any claim for brokers’ or finders’ fees or agents’ commissions arising from or through the Buyer or any of its Affiliates in connection with the negotiation or consummation of the transactions contemplated by this Agreement;

(d)   any liability for Environmental Claims relating to or arising from the activities and operations of the Company or the Surviving Corporation after the Effective Time regardless on when the environmental hazard giving rise to such liability hereunder is discovered and any liability for any Abandonment and Reclamation Obligations of the Company (or its successor) other than those relating to any wells, structures, buildings, pipelines, equipment and other facilities or any lands that are, or are required pursuant to applicable Law to be, abandoned, decommissioned or reclaimed, as the case may be, after  the Effective Time; or

(e)   any liability with respect to employees of the Company or the Surviving Corporation occurring after the Effective Time.

provided that, except with respect to any fraud or willful misconduct by the party from whom indemnification is sought in connection with this Agreement, the documents executed in connection herewith or the transactions contemplated hereby, for which no such limitations shall apply, the Seller Parties will not be entitled to indemnification under Section 7.2(a) unless the aggregate amount of all Losses for which the Seller Parties are entitled to indemnification exceeds U.S.$200,000 in which case the Seller Parties will be entitled to indemnification for the entire amount of such Losses, and the maximum aggregate liability for which the Seller Parties will be entitled to indemnification under Section 7.2(a) is U.S.$2,350,000; and, provided further, that the Seller Parties will not be entitled to indemnification for any Losses for which the Buyer Parties are entitled to indemnification under Section 7.1.

The provisions of this Section 7.2 are intended to be for the benefit of, and shall be enforceable by, each director and officer of Seller, his or her heirs, executors, administrators and other representatives (collectively, “Seller Third Party Beneficiaries”) and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.  Seller shall hold the rights and benefits of this Section 7.2 in trust for and on behalf of the Seller Third Party Beneficiaries and Seller hereby accepts such trust and agrees to hold the benefit of and enforce performance of such covenants on behalf of the Seller Third Party Beneficiaries.

7.3   Survival.  The representations and warranties of the Seller and the Buyer made in or pursuant to this Agreement and the closing certificates attached hereto will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby until the eighteen (18) month anniversary of the Closing Date, except for the representations set forth in Section 3.1 (Organization), Section 3.2 (Authority), Section 3.4 (Capitalization), Section 3.5 (Title to Company Shares), Section 3.17 (Taxes), Section 3.18 (Litigation), Section 3.21 (Environmental Matters), Section 3.23 (Employee Benefit Plans), Section 3.34 (Adjusted Basis in Intracompany Debt), Section 4.1 (Organization), Section 4.2 (Authority) and Section 4.5 (Capitalization), which will survive until 30 days after the expiration of the applicable statute of limitations.  Notwithstanding the foregoing, any representation or warranty the violation of which is made the basis of a claim for indemnification pursuant to Sections 7.1(a) or 7.2(a) will survive until such claim is finally resolved if the Buyer notifies the Seller, or if the Seller notifies the Buyer, as applicable, of such claim in reasonable detail prior to the date on which such representation or warranty would otherwise expire hereunder.  Without limiting the foregoing, no claim for indemnification pursuant to Sections 7.1(a) or 7.2(a) based on the breach or alleged breach of a representation or warranty may be asserted after the date on which such representation or warranty expires hereunder.  The covenants and agreements of the Buyer and of the Seller made in or pursuant to this Agreement will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby indefinitely.

7.4   Notice.  Any party entitled to receive indemnification under this Article VII (the “Indemnified Party”) will give prompt written notice to the party or parties required to provide such indemnification (the “Indemnifying Parties”) upon the occurrence of any indemnifiable Loss or the assertion of any claim or the commencement of any action or proceeding in respect of which such a Loss may reasonably be expected to occur (each, a “Claim”), but the Indemnified Party’s failure to give such notice will not affect the obligations of the Indemnifying Party under this Article VII except to the extent that the Indemnifying Party is materially prejudiced thereby.  Such written notice will include a reference to the event or events forming the basis of such Loss or Claim and the amount involved.  If such amount is uncertain or contingent, the Indemnified Party will so state and will provide an additional written notice when the amount becomes fixed.

7.5   Defense of Claims.

(a)   The Indemnifying Party may elect to assume and control the defense of any Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of expenses related thereto, if:  (i) the Indemnifying Party acknowledges its obligation to indemnify the Indemnified Party for any Losses resulting from such Claim; (ii) the Claim does not seek to impose any Liability on the Indemnified Party other than money damages; and (iii) the Claim does not relate to the Indemnified Party’s relationship with any current customer or current employee.

(b)   If the conditions of Section 7.5(a) are satisfied and the Indemnifying Party elects to assume and control the defense of a Claim, then:  (i) the Indemnifying Party will not be liable for any settlement of such Claim effected without its consent, which consent will not be unreasonably withheld; (ii) the Indemnifying Party may settle such Claim without the consent of the Indemnified Party; and (iii) the Indemnified Party may employ separate counsel and participate in the defense thereof, but the Indemnified Party will be responsible for the fees and expenses of such counsel unless: (A) the Indemnifying Party has failed to adequately assume and actively conduct the defense of such Claim or to employ counsel with respect thereto; or (B) in the reasonable opinion of the Indemnified Party, a conflict of interest exists between the interests of the Indemnified Party and the Indemnifying Party that requires representation by separate counsel, in which case the reasonable fees and expenses of such separate counsel will be paid by the Indemnifying Party.

(c)   If the conditions of Section 7.5(a) are not satisfied, the Indemnified Party may assume the exclusive right to defend, compromise, or settle such Claim, but the Indemnifying Party will not be bound by any determination of a Claim so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(d)   Each Indemnified Party shall use commercially reasonable efforts to, and shall cause its Affiliates to use commercially reasonable efforts to, provide the Indemnifying Party with such assistance (without charge) as may reasonably be requested by the Indemnifying Party in connection with any indemnification or defense provided for herein, including, without limitation, providing the Indemnifying Party with such information, documents and records and reasonable access to the services of and consultations with such personnel of the Indemnified Party or its Affiliates as the Indemnifying Party shall deem necessary (provided that such access shall not unreasonably interfere with the performance of the duties performed by or responsibilities of such personnel).

7.6   Exclusive Remedy. In the absence of fraud or willful misconduct, and except as otherwise provided in Section 0 and Section 0, the provisions of this 0 shall be the exclusive remedy for any breach of the representations, warranties, covenants or agreements set forth in this Agreement; provided however, Section 0 shall be the exclusive remedy for the tax matters covered thereby.

ARTICLE VIII

MISCELLANEOUS

8.1           Termination.  This Agreement and the transactions contemplated hereby may be terminated and abandoned:  (a) at any time prior to the Closing Date by mutual written consent of the Buyer and the Seller; (b) by either the Buyer, on the one hand, or the Seller, on the other hand, if a condition to performance for the benefit of the terminating party hereunder has not been satisfied or waived prior to December 31, 2009 (c) by either Buyer, on the one hand, or Seller, on the other hand, if there shall occur after the date hereof and prior to the Closing Date an event, circumstance, fact or change that, individually or in the aggregate, has had, or is reasonably expected to have, a Material Adverse Effect on the Company, in the case of the Buyer, or the Buyer, in the case of the Seller; provided, that:  (A) the Buyer may not terminate this Agreement if the Closing has not occurred because of the Buyer’s willful failure to perform or observe any of its covenants or agreements set forth herein or if the Buyer is, at such time, in breach of this Agreement; and (B) the Seller may not terminate this Agreement if the Closing has not occurred because of the willful failure of the Seller to perform or observe any of the covenants or agreements set forth herein or if the Seller is, at such time, in breach of this Agreement.  Notwithstanding termination of this Agreement, the Confidentiality Agreement will remain in full force and effect in accordance with its terms.

8.2           Notices.  All notices and other communications under this Agreement must be in writing and will be deemed given:  (a) when delivered personally; (b) on the fifth business day after being mailed by certified mail, return receipt requested; (c) the next business day after delivery to a recognized overnight courier; or (d) upon transmission and confirmation of receipt if sent by facsimile or e-mail, to the parties at the following addresses, e-mail addresses or facsimile numbers (or to such other address, e-mail address or facsimile number as such party may have specified by notice given to the other party pursuant to this provision):

if to the Buyer, Merger Sub or the Surviving Corporation:	with copies (which shall not constitute notice) to:

Magnum Hunter Resources Corporation 777 Post Oak Blvd, Suite 910 Houston, Texas 77056 Attention: Gary C. Evans Chairman Facsimile No.: 832) 369-6992 E-mail Address: gevans@magnumhunterresources.com	Fulbright & Jaworski L.L.P. 2200 Ross Avenue, Suite 2800 Dallas, Texas 75201 Facsimile No.: (214) 855-8200 Attention: David E. Morrison dmorrison@fulbright.com Alexis Thomason athomason@fulbright.com and: Blake, Cassels & Graydon LLP 3500, 855-2nd Street SW Calgary, AB T2P 4J8 Facsimile No.: (403) 260-9700 Attention: Scott Cochlan src@blakes.com Janan Paskaran janan.paskaran@blakes.com

if to the Seller:	with a copy (which shall not constitute notice) to:

Sharon Energy Ltd. 633 Sixth Avenue S.W. Suite 1800 Calgary, Alberta Attention: Robert W. Lamond Facsimile No.: (403) 269-9890 Email Address: BLamond@diazresources.com	Burnet, Duckworth & Palmer LLP Suite 1400, 350 – 7th Avenue S.W. Calgary, Alberta T2P 3N9 Attention: C. Steve Cohen Facsimile No.: (403) 260-0355 Email Address: csc@bdplaw.com

8.3           Attorneys’ Fees and Costs.  If attorneys’ fees or other costs are incurred to secure performance of any obligations hereunder, or to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party will be entitled to recover reasonable attorneys’ fees and costs incurred in connection therewith.

8.4           Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile) for the convenience of the parties hereto, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

8.5           Interpretation.  The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and will not in any way affect the meaning or interpretation of this Agreement.

8.6           Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by the Seller or the Buyer without the prior written consent of the other parties and any purported assignment or delegation in violation thereof will be null and void.  This Agreement is not intended to confer any rights or benefits on any Person other than the parties hereto, except to the extent specifically provided in Section 0 and 0 (which is intended for the benefit of only the Persons specified therein).

8.7           Entire Agreement, Amendment.  This Agreement and the related documents contained as Exhibits and Schedules hereto or expressly contemplated hereby contain the entire understanding of the parties relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof.  All statements of the Seller or the Buyer contained in any schedule, certificate or other writing required under this Agreement to be delivered in connection with the transactions contemplated hereby will constitute representations and warranties of the Seller or the Buyer under this Agreement.  The Exhibits, Schedules and the recitals to this Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes.  This Agreement may be amended, supplemented or modified, and any provision hereof may be waived, only by written instrument making specific reference to this Agreement signed by the party against which enforcement is sought.

8.8           Specific Performance, Remedies Not Exclusive.  The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all required actions on its part necessary to consummate the transactions contemplated hereby, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy.  Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.  Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a party from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity.

8.9           GOVERNING LAW.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

8.10           Drafting.  Neither this Agreement nor any provision contained in this Agreement will be interpreted in favor of or against any party hereto because such party or its legal counsel drafted this Agreement or such provision.

8.11           Usage.  Whenever the plural form of a word is used in this Agreement, that word will include the singular form of that word.  Whenever the singular form of a word is used in this Agreement, that word will include the plural form of that word.  The term “or” will not be interpreted as excluding any of the items described.  The term “include” or any derivative of such term does not mean that the items following such term are the only types of such items.

8.12           Certain Definitions.  For purposes of this Agreement:

(a)           the term “Affiliate” means, with respect to a specified Person, any relative by blood or marriage, or any other Person or member of a group of Persons acting together that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the specified Person.

(b)           “Abandonment and Reclamation Liabilities” means, in regards to any Oil and Gas Interests, all obligations, whether arising under contract, applicable Laws or otherwise, to abandon wells and close, decommission, dismantle and remove structures, buildings, pipelines, equipment and other facilities and to restore and reclaim the sites for any of the foregoing and any lands used to gain access thereto;

(c)           “Buyer Common Stock” means common stock, par value U.S.$0.01 per share, of the Buyer.

(d)           the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(e)           “Buyer’s Ownership Interests” means the ownership interests of the Buyer in its proved and probable reserves, as reflected in the Buyer’s Annual Report on Form 10-K for the year ended December 31, 2008.

(f)           “Company’s Ownership Interests” means the ownership interests of the Company in its proved and probable reserves, as utilized in the preparation of the Company Reserve Report.

(g)           “Company Reserve Report” means the reserve report, dated May 15, 2009, prepared by AJM Petroleum Consultants, and provided to the Buyer.

(h)           the terms “Knowledge” and “known” and words of similar import mean:

(i)           with respect to the Seller, the Seller will be deemed to have “Knowledge” of a particular matter, and the particular matter will be deemed to be “known” by the Seller, if any director or officer of the Seller or the Company has actual knowledge of such matter or would reasonably be expected to have knowledge of such matter following reasonable inquiry of the appropriate employees and agents of the Seller and the Company; and

(ii)           with respect to the Buyer, the Buyer will be deemed to have “Knowledge” of a particular matter, and the particular matter will be deemed to be “known” by the Buyer, if any director or officer  of the Buyer has actual knowledge of such matter or would reasonably be expected to have knowledge of such matter following reasonable inquiry of the appropriate employees and agents of the Buyer.

(i)           “Material Adverse Effect” means, with respect to any entity, a material adverse effect on the financial condition, properties, assets, liabilities, businesses, prospects or results of operations of such entity and its Subsidiaries taken as a whole; provided that, the following shall not be deemed “material” or to have a “material adverse effect”: any change or event caused by or resulting from (A) changes in prevailing economic or market conditions in the United States, Canada or any other jurisdiction in which such entity has substantial business operations (except to the extent those changes have a materially disproportionate effect on such entity and its Subsidiaries), (B) changes or events, after the date hereof, affecting the industries in which they operate generally (except to the extent those changes or events have a materially disproportionate effect on such entity and its Subsidiaries), (C) changes, after the date hereof, in generally accepted accounting principles or requirements applicable to such entity and its Subsidiaries (except to the extent those changes have a materially disproportionate effect on such entity and its Subsidiaries), (D) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by any Governmental Entity (except to the extent those changes have a materially disproportionate effect on such entity and its Subsidiaries), (E) the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby or thereby or the announcement thereof, (F) any changes or effects arising from matters permitted or contemplated by this Agreement, or (G) any actions taken (or omitted to be taken) at the request or with the consent of Buyer or Merger Sub, in the case of the Company or Seller, or at the request or with the consent of the Company or Seller in the case of Buyer or Merger Sub; provided, further, that in no event shall a change in the trading prices of a party’s capital stock, by itself, be considered material or constitute a Material Adverse Effect.

(j)           “Oil and Gas Interest(s)” means: (a) direct and indirect interests in and rights with respect to oil, gas, mineral and related properties and assets of any kind and nature, direct or indirect, including working, royalty and overriding royalty interests, production payments, operating rights, net profits interests, other non-working interests and non-operating interests; (b) interests in and rights with respect to Hydrocarbons and other minerals or revenues therefrom and contracts in connection therewith and claims and rights thereto (including oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements and, in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions; (c) easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and (d) interests in equipment and machinery (including well equipment and machinery), oil and gas production, gathering, transmission, compression, treating, processing and storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing.

(k)           “Permitted Encumbrances” means:

(i)           liens for taxes, assessments and governmental charges that are not due and payable or delinquent or the validity of which is being contested in good faith and for which adequate reserves are maintained on the financial statements of the Company;

(ii)           liens incurred or created in the ordinary course of business under a joint operating agreement as security in favor of the operator that is conducting the development or operation of the property to which such liens relate;

(iii)           mechanics', builders', materialmen's or other similar liens arising in respect of or in connection with services rendered or goods supplied for which payment is not yet due and payable or the validity of which is being contested in good faith (and, for situations where the validity is being contested, adequate reserves are maintained on the financial statements of the Company);

(iv)           easements, rights of way, servitudes and other similar rights in land, including rights of way and servitudes for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph and cable television conduits, poles, wires and cables;

(v)           the right reserved to or vested in any municipality or governmental authority by the terms of any lease, license, franchise, grant or permit or by any provision of applicable Law, to terminate any such lease, license, franchise, grant or permit or to require annual or other periodic payments as a condition of the continuance thereof;

(vi)           rights of general application reserved to or vested in any governmental authority to levy taxes on Hydrocarbons or any of them or the income therefrom, or to control, limit or regulate production rates or the operation or use of any property;

(vii)           statutory exceptions to title and the reservations, limitations, provisos and conditions in any original grants of any mines and minerals;

(viii)           the terms and conditions of all leases or other documents of title;

(ix)           any encumbrance held by any third party in respect of which Seller delivers a release, discharge, withdrawal or no-interest letter to Buyer at or prior to Closing;

(x)           contracts for the purchase, processing, transportation or storage of Hydrocarbons or for the contract operation of any of the Oil and Gas Interests that are terminable without penalty on 31 days or less notice; and

(xi)           liens of an immaterial nature which have no material effect on the applicable property involved.

(l)           “Subsidiary,” when used with respect to any party, means any corporation or other organization, whether incorporated or unincorporated, (x) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership), or (y) at least a majority of the securities or other interests of which, that have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

(m)           “Withholding Certificate” means the withholding certificate issued by the IRS upon final determination granting a FIRPTA Withholding Exemption Application.

(n)           In addition, the following terms are defined in the indicated section of this Agreement:

Defined Term	Section

Affiliate	0
Agreement	Preamble
Aggregate Merger Consideration	0
Bank Accounts	0
Business	Recitals
Buyer	Preamble
Buyer Common Stock	0
Buyer Debentures	0
Buyer Disclosure Schedule	0
Buyer Documents	0
Buyer Financial Statements	0
Buyer Options	0
Buyer Ownership Interests	0
Buyer Parties	0
Buyer’s Permits	0
Buyer Permitted Liens	0
Buyer Preferred Stock	0
Buyer SEC Documents	0
Buyer Warrants	0
CBCA	Recitals
Claim	0
Closing	0
Closing Date	0
COBRA	0
Code	Recitals
Company	Preamble
Company Agreements	0
Company Common Stock	0
Company Financial Statements	0
Company Ownership Interests	0
Company Reserve Report	0
Company Shares	Recitals
Competing Transaction	0
Confidentiality Agreement	0
Confidential Information	0
Constituent Corporations	00
control	0
Effective Time	0
Employee Benefit Plan(s)	0
Environmental Claim	0
Environmental Laws	0
Environmental Permits	0
ERISA	0
ERISA Affiliate	0
Escrow Agent	0
Escrow Agreement	0
FIRPTA Collateral Shares	0
FIRPTA Withholding Amount	0
FIRPTA Withholding Exemption Application	0
Exchange Act	0
Governmental Body	0
Hydrocarbons	0
Indemnified Party	0
Indemnifying Parties	0
Injunction	0
Intracompany Debt	0
IRC	0
IRS	0
Knowledge	0
Latest Balance Sheet	0
Latest Balance Sheet Date	0
Laws	0
Lawsuit	0
Liabilities	0
Lien	0
Litigation	0
Lock-up Right	0
Losses	0
Material Adverse Effect	0
Merger	Recitals
Merger Consideration	0
Merger Sub	Preamble
NYSE Amex	0
Oil and Gas Interests	0
Ownership Interests
Permits	0
Person	0
Pre-Closing Period	0
Real Property	0
Requisite Regulatory Approvals	0
SEC	0
Securities Act	0
Seller	Preamble
Seller Disclosure Schedule	0
Seller Documents	0
Seller Parties	0
Statement of Merger	0
Straddle Period	0
Subsidiary	0
Surviving Corporation	0
Tax(es)	0
Voting Debt	0
Withholding Certificate	0

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER: MAGNUM HUNTER RESOURCES CORPORATION By: Name: Title: MERGER SUB: SHARON HUNTER, INC. By: Name: Title:

SELLER:

SHARON ENERGY LTD.

By:
Name:
Title:

COMPANY:

SHARON RESOURCES, INC.

By:
Name:
Title:

EXHIBIT A

FORM OF ESCROW AGREEMENT